Exhibit 10.1
Execution Version
Dated March 15, 2006

US$165,000,000
FACILITY AGREEMENT
between
Atmel SARL
as the Borrower
Atmel Corporation
and
Atmel Switzerland SARL
as the Guarantors
Banc of America Securities LLC
as Sole Lead Arranger and Book Manager
The Financial Institutions listed in Schedule 1
as Original Lenders
and
Bank of America, N.A.
as Facility Agent and Security Agent
99 Bishopsgate
London
EC2M 3XF
Tel: 020-7710-1000
Fax: 020-7374-4460

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	THE REVOLVING FACILITY	25
3.	CONDITIONS PRECEDENT	26
4.	UTILISATION – LIBOR LOANS	27
5.	UTILISATION – REFERENCE RATE LOANS	28
6.	REPAYMENT	29
7.	PREPAYMENT	29
8.	CANCELLATION	30
9.	INTEREST PERIODS	31
10.	CALCULATION AND PAYMENT OF INTEREST	31
11.	COMMISSIONS AND FEES	33
12.	CHANGES IN CIRCUMSTANCES	33
13.	TAXES	36
14.	OTHER INDEMNITIES	38
15.	GUARANTEE AND INDEMNITY	39
16.	SECURITY	44
17.	REPRESENTATIONS AND WARRANTIES	45
18.	INFORMATION UNDERTAKINGS	54
19.	AFFIRMATIVE UNDERTAKINGS	60
20.	NEGATIVE UNDERTAKINGS	64
21.	FINANCIAL COVENANTS	67
22.	EVENTS OF DEFAULT	67
23.	ROLE OF THE AGENTS AND THE ARRANGER	72
24.	SHARING AMONG THE LENDERS	78
25.	HEDGING BANKS	79
26.	CHANGES TO THE LENDERS	80
27.	ASSIGNMENTS AND TRANSFERS BY THE OBLIGORS	83
28.	PAYMENTS	83
29.	SET-OFF	85
30.	COSTS AND EXPENSES	85
31.	AMENDMENTS AND WAIVERS	86
32.	REMEDIES AND WAIVERS	87
33.	NOTICES	88
34.	CALCULATIONS AND CERTIFICATES	89
35.	CONFIDENTIALITY	89
36.	ENGLISH LANGUAGE	90

i

37.	PARTIAL INVALIDITY	90
38.	COUNTERPARTS	90
39.	GOVERNING LAW	90
40.	JURISDICTION	90
SCHEDULE I THE LENDERS		92
	THE ORIGINAL LENDERS AND COMMITMENTS	92
SCHEDULE 2 CONDITIONS PRECEDENT		93
SCHEDULE 3 REQUESTS		97
SCHEDULE 4 MANDATORY COST FORMULAE		99
SCHEDULE 5 FORM OF TRANSFER CERTIFICATE		102
SCHEDULE 6 FORM OF ACCESSION AGREEMENT		104
SCHEDULE 7 FORM OF COMPLIANCE CERTIFICATE		106
SCHEDULE 8 FORM OF FORMALITIES CERTIFICATE		108
SCHEDULE 9 FORM OF BORROWING BASE CERTIFICATE		111
SCHEDULE 10 TIMETABLES		113
ii

THIS FACILITY AGREEMENT (this “Agreement”) is made on 15 March, 2006.
BETWEEN:
(1)	ATMEL SARL (a limited liability company (société à responsabilité limitée) organised under the laws of Switzerland with its registered office at 41, route des Arsenaux, CH-1700 Fribourg, Switzerland) as the borrower hereunder (the “Borrower”);

(2)	ATMEL CORPORATION (a corporation incorporated in the State of Delaware in the USA) (the “US Parent”) and ATMEL SWITZERLAND SARL (a limited liability company incorporated in Switzerland) (the “Swiss Parent” and, together with the US Parent, the “Guarantors” and each a “Guarantor”);

(3)	BANC OF AMERICA SECURITIES LLC as sole lead arranger of the Facility (in this capacity, the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 (THE ORIGINAL LENDERS AND COMMITMENTS) as original lenders (in this capacity, the “Original Lenders”);

(5)	BANK OF AMERICA, N.A. as facility agent for the Lenders (as defined below) (in this capacity, the “Facility Agent”); and

(6)	BANK OF AMERICA, N.A. as security agent and/or, as the case may be, trustee for the Finance Parties (as defined below) (in this capacity, the “Security Agent”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement the following terms have the meanings given to them in this Clause 1.1, except where the context otherwise requires.

“Accession Agreement” means an agreement substantially in the form of Schedule 6 (Form of Accession Agreement) pursuant to which a Lender accedes to this Agreement in its capacity as a Hedging Bank.

“Account Debtor” means a person obligated in any way on, or in connection with, a Receivable in any jurisdiction.

“Accounting Reference Date” means 31 December in each year.

“Accounting Reference Period” means each annual period ending on the Accounting Reference Date.

“Additional Costs Rate” has the meaning given to it in Schedule 4 (Mandatory Costs Formulae).

“Advance Percentage” means, in respect of any Eligible Receivable, 85%.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled and/or managed by, or under direct or indirect common control with, such person or (with reference to any person other than a Lender) which owns, directly or indirectly, 50% or more of the outstanding equity interest of such person and, for purposes of calculating the Fixed Charge Coverage Ratio in accordance with Clause 21 (Financial Covenants) only, any person that would be considered to be an affiliate of the US Parent under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof.

“Agents” means collectively the Facility Agent and the Security Agent; and “Agent” shall be a reference to either of them as the context may require.

“Anti-Terrorism Laws” means any laws applicable to the Obligors and their Subsidiaries relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 and the USA Patriot Act.

“Approved Accounting Principles” means accounting principles, standards and practices generally accepted in the United States from time to time and consistently applied.

“Approved Governing Law” means the governing laws of any of:
(a)	the jurisdiction of the Borrower;

(b)	the States of California, Delaware, Texas, New York, North Carolina or Illinois;

(c)	England and Wales including laws applicable generally throughout the United Kingdom; or

(d)	any other jurisdiction requested by the Borrower in writing and consented to by the Facility Agent; provided that the Facility Agent shall grant its consent to the inclusion of such additional jurisdiction to the extent that the Finance Parties will obtain (in the opinion of the Facility Agent (acting reasonably) and supported by any professional opinions requested by it) fully perfected first priority security in respect of Receivables governed by such law by virtue of the execution of additional local law governed security documents (if required) or otherwise;

provided that in each of sub-clauses (c), (d) and (e) above the relevant Account Debtor in respect of the Receivable arising under the laws of the jurisdiction so listed is also (i) located, (ii) resident or (iii) otherwise has a local legal presence against which legal proceedings can be commenced, in such jurisdiction (or such other jurisdiction as the Facility Agent shall agree).
“Auditors” means one of PricewaterhouseCoopers or another internationally recognised firm of independent auditors licensed to practice in the Relevant Jurisdiction of the US Parent which has been appointed by the US Parent to audit consolidated annual financial statements of members of the Group.

“Authorised Signatory” in relation to any Obligor and any communication to be made or document to be executed or certified by that Obligor means, at any time, any person:
(a)	who is at such time duly authorised by a resolution of the board of directors of that Obligor or by virtue of his appointment by that Obligor to a particular office to make that communication or to execute or certify that document on behalf of that Obligor and in respect of whom the Facility Agent has received a certificate of a director or the secretary or assistant secretary of that Obligor setting out the name and signature of that person and confirming that person’s authority so to act; and

(b)	in respect of whom no notice has been received by the Facility Agent from that Obligor to the effect that that person is no longer an Authorised Signatory for that Obligor.
“Availability Period” means, the period from opening of general banking business in London on the date of this Agreement to close of general banking business in London on the date that is one month prior to the Maturity Date.
“Available Cash” has the meaning given to it in Clause 19.14 (Minimum Available Cash).
“Available Commitment” means a Lender’s Commitment under the Revolving Facility minus:
(a)	its participation in any outstanding Utilisations under the Revolving Facility; and

(b)	its participation in any Utilisations that are due to be made under the Revolving Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date.
“Available Facility” means, in relation to the Revolving Facility, the aggregate for the time being of all Lenders’ Available Commitments in respect of the Revolving Facility.
“Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.
“Base Currency” means US Dollars.
“Base Financial Statements” means:
(a)	the (i) audited annual consolidated financial statements of the US Parent and the Group and (ii) the Borrower Reporting Package in each case, for and as at the end of the Financial Year of the Group ended 31 December, 2004;

(b)	the Borrower Reporting Package for and as at the end of the month ended 31 January, 2006; and

(c)	the projections of the Group’s financial condition, results of operations and cashflow calculated on a quarterly basis for the Financial Year ending December 31, 2006 and on annual basis of the Financial Years ending December 31, 2007 and December 31, 2008.
“Blocked Person” means (a) a person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (e) a person or entity that is named as a “specially designated national” on the most current list at any time published by the U.S. Treasury Department Office of Foreign Asset Control (OFAC) at its official website or any replacement website or other replacement official publication of such list; (f) a person or entity who is affiliated with a person or entity listed above; or (g) an agency of the government of, an organisation directly or indirectly controlled by, or a person resident in a country on any official list maintained by OFAC.

“Borrower Reporting Package” means the unaudited financial statements or reports of the Borrower for the relevant period comprising at least an unaudited balance sheet and profit and loss account.
“Borrowing Base Availability” means at any time but with reference to the most recently delivered Borrowing Base Certificate, an amount equal to the product of the Advance Percentage and the Dollar Equivalent of the face amount of all its Eligible Receivables (calculated net of all finance charges, late fees and other fees which are unearned, sales, excise or similar taxes and VAT and credits or allowances granted at such time) minus, without duplication, (a) any Reserves then in effect with respect to such Eligible Receivables and (b) the Collections Reserve.
“Borrowing Base Certificate” means a certificate from the Borrower substantially in the form of Schedule 9 (Form of Borrowing Base Certificate); provided that the Facility Agent, shall have the right to review and adjust, in the exercise of its sole discretion acting in good faith, any such calculation (i) to reflect its estimate of declines in value of any of the Collateral described therein, and (ii) to the extent that such calculation is not in accordance with this Agreement.
“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Overdue Amount to the last day of the current Interest Period in respect of that Loan or Overdue Amount, had the principal amount or Overdue Amount received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Overdue Amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.
“Cancellation Fee” has the meaning given to it in Clause 11.5 (Cancellation Fee).
“Capitalized Leases” means leases under which the US Parent or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with the Approved Accounting Principles.
“Cash Collateral Account” means any account with either Agent or any bank selected by the Agents which is opened in the name of an Obligor into which sums are to be paid in accordance with Clause 15.8 (Appropriations) or in the provision of cash cover, held as security and subject to security documentation in such form as the Agents shall require for the obligations of any Obligor under any Finance Document.
“Cash Equivalent” means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of A-1 or higher by Standard &

Poor’s Rating Services or Fitch Ratings Ltd. or P-1 or higher by Moody’s Investor Services Limited;
(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America or the United Kingdom or by an instrumentality or agency of any of it having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America or the United Kingdom;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd. or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd. or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; or

(e)	any other debt security approved by the Majority Lenders.
“Casualty Event” means, with respect to any property (including any interest in property) of US Parent or any Subsidiary of the US Parent, any loss of, damage to, or condemnation or other taking of, such property for which US Parent or such Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.
“Change of Control” shall mean:
(a)	any change in the legal or beneficial ownership of the shares or other equity interests of the US Parent after the date hereof or entry into any agreement which, in either case, results, directly or indirectly in any person, its Affiliates and/or any persons acting in concert with or otherwise under common control of any person:
(i)	owning 50% or more of the issued share capital or other equity interests of the US Parent; or

(ii)	controlling, or being able to control, the composition of the US Parent’s board of directors; or
(b)	any event, transaction or occurrence resulting in the US Parent ceasing to:
(i)	directly or indirectly own 100% of the issued share capital of the Swiss Parent; or

(ii)	directly or indirectly own all share capital having the right to cast all of the votes capable of being cast in general meetings of the Swiss Parent or otherwise to exercise full management control; or

(iii)	be able to appoint all of the managers (gérants) of the Swiss Parent; or
(c)	any event, transaction or occurrence resulting in the Swiss Parent ceasing to:
(i)	directly or indirectly own 100% of the issued share capital of the Borrower; or

(ii)	directly or indirectly own all share capital in the Borrower, having the right to cast all of the votes capable of being cast in general meetings of the Borrower or otherwise to exercise full management control; or

(iii)	be able to appoint all of the managers (gérants) of the Borrower.
“Code” means the US Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time (or any successor legislation).
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Obligor in or upon which an Encumbrance is granted under any of the Security Documents.
“Collection Account” means an account or accounts established and maintained with the Facility Agent or its Affiliate or the Security Agent or its Affiliate for the purpose of receiving all proceeds of Receivables of the Borrower.
“Collections Reserve” means, in the event that the Borrower is delivering Borrowing Base Certificates in accordance with Clause 18.7 (Borrowing Base Availability Determination):
(a)	on a monthly basis, US$20,000,000;

(b)	on at least a weekly basis, US$10,000,000; and

(c)	on at least a daily basis, zero,
or such other amount as may be specified by the Facility Agent in good faith acting in accordance with its customary business practices to reflect the Facility Agent’s determination of the impact of the intra-month collection of Receivables on the Collateral coverage granted to the Finance Parties.
“Commitments” means, in relation to an Original Lender, the amount set out opposite its name in Schedule 1 (The Original Lenders and Commitments) and, in relation to any other Lender, the amounts or the total amount of the Commitments transferred to it pursuant to one or more Transfer Certificate(s) or other document pursuant to which it becomes a party to, or acquires rights under, this Agreement, less that part of such Commitments transferred by a Lender in accordance with Clause 26 (Changes to the Lenders) and that part of such Commitments which has been cancelled, reduced or terminated in accordance with the terms of this Agreement.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).
“Confidential Information” means any information relating to the Obligors or the Group provided to any Finance Party or any Affiliate of any Finance Party (or any advisor thereof),

under or in connection with any Finance Document, including any information provided orally and any document, file or any other way of representing or recording information which contains or is derived from such information other than:
(a)	information that is or becomes public knowledge other than as a direct or indirect breach of Clause 35 (Confidentiality); or
(b)	information known, in the possession of, or otherwise lawfully obtained by any Finance Party or any Affiliate of any Finance Party (or any advisor thereof) prior to the date such information is disclosed by the Obligors, provided that such information is not from a source which is connected with the Group and which has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.
“Consolidated EBITDA” means, for any period:
(a)	the net income (or deficit) of the US Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with Approved Accounting Principles) for such period, plus

(b)	to the extent deducted in calculating net income: (i) income taxes accrued during such period, (ii) interest and fees in respect of Indebtedness (including amounts accrued or paid in respect of Derivative Agreements) during such period (whether or not actually paid in cash during such period), (iii) depreciation, amortization and other non-cash charges accrued for such period and (iv) except to the extent paid in cash by the US Parent and its Subsidiaries, loss attributable to equity in Affiliates which are not wholly-owned Subsidiaries for such period, minus

(c)	to the extent such items were added in calculating net income:
(i)	extraordinary or unusual gains during such period; and

(ii)	proceeds received during such period in respect of Casualty Events and dispositions of any property (other than dispositions in the ordinary course of business on ordinary business terms), plus
(d)	to the extent such items were deducted in calculating net income, extraordinary or unusual non-cash losses during such period.
“Consolidated Interest Expense” means, for any period, the sum, without duplication, for the US Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with Approved Accounting Principles), of the following:
(a)	all interest in respect of Indebtedness required to be paid or accrued during such period (whether or not actually paid during such period), but excluding capitalized debt acquisition costs (including fees and expenses related to this Agreement), plus

(b)	the net amounts payable (or minus the net amounts receivable) in respect of Derivative Agreements accrued during such period (whether or not actually paid or received during such period) excluding reimbursement of legal fees and other similar transaction costs and further excluding payments required by reason of the early termination of Derivative Agreements in effect on the date hereof.

“Convertible Notes” means the zero coupon convertible notes due 2021 issued by the US Parent.
“Dangerous Substance” means any radioactive emissions, any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) the generation, transportation, storage, treatment, use, disposal or presence of which (whether alone or in combination with any other substance) including any controlled, special, hazardous, toxic, radioactive or dangerous substance or waste, gives rise to a risk of causing harm to man or any other living organism or damaging the Environment or public health or welfare.
“Default” means (a) any Event of Default, and (b) any event or circumstance specified in Clause 22 (Events of Default) which may (with the lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be or become an Event of Default.
“Default Rate” shall have the meaning given to such term in Clause 10.3 (Default Interest).
“Derivative Agreement” means any forward contract, futures contract, swap, option or other similar agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (including foreign exchange lines).
“Disposal” means a sale, transfer or other disposal (including by way of lease, sale and lease back, share or partnership interest issuance or allotment factoring or loan or otherwise) by a person of all or part of its assets, undertaking or business, whether by one transaction or a series of transactions, whether voluntary or involuntary, and whether at the same time or over a period of time.
“Dollar Equivalent” means, at any date of determination thereof with respect to any currency other than Dollars, an amount in Dollars equivalent to such face amount calculated at the rate of exchange quoted by the Facility Agent on such date of determination (at the hour on such date of determination at which it customarily makes such determination) to prime banks in the interbank market where its foreign currency exchange operations in respect of such currency are then being conducted for the spot purchase of such currency with Dollars.
“EC Treaty” means the Treaty establishing the European Community, as amended from time to time.
“Eligible Jurisdictions” means any member state of the European Union (as constituted prior to 1 May 2004), Canada (other than the Province of Newfoundland), Japan, Switzerland, Singapore, Norway, Hong Kong SAR, South Korea, Taiwan and Malaysia.
“Eligible Receivable” means in relation to the Borrower the gross outstanding balance of its Receivables arising out of legally valid and binding sales governed by an Approved Governing Law of merchandise, goods or services in the ordinary course of business, which are made by it to a person that is not another Obligor, other member of the Group or an Affiliate thereof (or an agent, officer or employee of any such person), that constitute Collateral in which the Security Agent has a fully perfected first priority Encumbrance; provided, however, that a Receivable shall in no event be an Eligible Receivable if:
(a)	such Receivable is more than (i) 60 days past due according to the original terms of sale or (ii) more than 120 days past the original invoice date thereof; or

(b)	any representation, warranty, covenant or agreement contained in any Finance Document with respect to such specific Receivable is not true and correct in any material respect in relation to such Receivable; or

(c)	the Account Debtor on such Receivable has disputed liability or made any claim with respect to any other Receivable due from such Account Debtor to the Borrower but only to the extent of such dispute or claim; or

(d)	the Account Debtor on such Receivable has:
(i)	filed (or taken any step with respect thereto) a petition or application for bankruptcy or any other relief under any law or regulation relating to bankruptcy, insolvency, reorganisation or relief of debtors or laws of equivalent effect in any jurisdiction;

(ii)	made an assignment for the benefit of creditors;

(iii)	had filed against it any petition or application for relief under any law relating to bankruptcy, insolvency, reorganisation or relief of debtors or laws of equivalent effect in any jurisdiction;

(iv)	has failed, suspended business operations, become insolvent, is unable to pay its debts as they fall due, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation; or

(v)	had or suffered a receiver, administrator, manager or a trustee or any equivalent official in any jurisdiction to be appointed (on an interim or temporary basis or otherwise) for all or a significant portion of its assets or affairs; or
(e)	the Account Debtor on such Receivable or any of its Affiliates is also a supplier to or creditor of the Borrower, but only to the extent of the Borrower’s obligations to such Account Debtor; or

(f)	the sale represented by such Receivable is to an Account Debtor located outside the Eligible Jurisdictions, except to the extent that the Facility Agent is in receipt of financial information detailing such Receivable reasonably acceptable to it and the Facility Agent is satisfied that it can obtain a fully perfected first priority Encumbrance in respect of such Receivable in form and substance satisfactory to it; provided that at no time shall the aggregate net amount of Eligible Receivables owing by Account Debtors located outside Eligible Jurisdictions exceed the Dollar Equivalent of the lesser of (i) US$11,750,000; or (ii) 20% of the total aggregate amount of Eligible Receivables.

(g)	the sale to such Account Debtor on such Receivable is on a bill and hold, guaranteed sale, cash sale, sale and return, sale on approval, or consignment or other repurchase or return basis or has been billed but not shipped or otherwise dispatched; or

(h)	such Receivable is subject to an Encumbrance in favour of any person other than the Security Agent for the benefit of the Finance Parties or all Lenders; or

(i)	such Receivable is subject to any deduction, set-off, rebate, marketing and promotion allowance, credit note, counterclaim, return privilege, extended retention of title or other conditions other than volume sales discounts given in the ordinary course of the Borrower’s business but only to the extent of such deduction, set-off, rebate, marketing and promotion allowance, credit note, counterclaim, return privilege, extended retention of title or other conditions; or
(j)	the Account Debtor on such Receivable is a Governmental Authority; or

(k)	all the Receivables of any Account Debtor in respect of whom 50% or more of the outstanding Receivables have become, or have been determined by the Facility Agent, in accordance with the provisions hereof to be, ineligible; or

(l)	the sale represented by such Receivable is denominated in a currency other than Euro, US Dollars, Swiss Francs, Japanese Yen, Hong Kong Dollars, British Pounds Sterling or such other currency as the Facility Agent shall agree; or

(m)	such Receivable is not evidenced by an invoice or other writing (including by way of electronic communication) in form reasonably acceptable to the Facility Agent; or

(n)	such Receivable represents unearned revenue, progress, pre-billing or instalment sales or the Borrower, in order to be entitled to collect such Receivable, is required to perform any additional service for, or perform or incur any additional obligation to, the person to whom or to which it was made; or

(o)	the total Receivables of such Account Debtor (aggregated with any Receivables of any Affiliates of such Account Debtor) represent more than 20% of all Eligible Receivables of the Borrower but only to the extent of the value of Receivables in excess of such 20% threshold; or

(p)	such Receivable represents a rebate or commission or tax accrual or refund; or

(q)	the Account Debtor is an individual; or

(r)	with respect to which Receivable payment of money has been received, presented for delivery and returned uncollected for any reason; or

(t)	the Facility Agent, in good faith acting in accordance with its customary business practices, determines, in its sole discretion, that such Receivable will likely not be paid or the prospect of collection is materially impaired or is otherwise ineligible.
“Employee Plan” means an employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a US Group Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Encumbrance” means any mortgage, charge (fixed or floating or otherwise), pledge, lien, hypothecation, right of set-off, security trust, assignment by way of security, reservation of title, or any other security interest whatsoever, howsoever created or arising or any other agreement or arrangement (including any sale and leaseback transaction) entered into for the purposes of conferring security and any agreement to enter into, create or establish any of the foregoing.
“Environment” means living organisms including the ecological systems of which they form part and all, or any of, the following media: the air (including the air within buildings and the air within other natural or man-made structures above or below ground), water (including ground and surface water) and land (including surface and sub-surface land).

“Environmental Claim” means any claim by any person:
(a)	in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b)	that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings, including any such claim arising from injury to persons, property or natural resources.
“Environmental Contamination” means each of the following and their consequences:
(a)	any release, emission, leakage, spillage or existence of any Dangerous Substance at or from any site owned, occupied or used by any Obligor into any part of the Environment; or

(b)	any accident, fire, explosion or sudden event at any site owned, occupied or used by any Obligor which is directly or indirectly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment.
“Environmental Law” means all applicable laws (including common law), regulations, directing codes of practice, circulars, guidance notices and the like having legal effect (where any Obligor owns or occupies any premises or may for any other reason be subject to such laws in such jurisdiction) concerning pollution or the protection of human health, the Environment, the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.
“Environmental Licence” means any permit, licence, authorisation, consent or other approval required by any Environmental Law.
“Equity Issuance” means any issuance or allotment of share capital, including the issuance or allotment of capital stock, partnership, profits, capital or member interests or options, warrants or any other right to subscribe for or otherwise acquire the capital stock or a partnership, profits, capital or member interest.
“ERISA” means, at any date, the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated thereunder, all as the same may be in effect at such date.
“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a US Group Company, pursuant to Section 414 (b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c) of ERISA with respect to any Employee Plan for which the notice requirements have not been waived; (b) the withdrawal of any US Group Company or any ERISA Affiliate from an Employee Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of a US Group Company or any ERISA Affiliate from any Multiemployer Plan; (d) notice of reorganisation or insolvency of a Multiemployer Plan; (e) the filing of a notice of intent to terminate an Employee Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution of proceedings to terminate an Employee Plan or a Multiemployer Plan by the Pension Benefit Guaranty Corporation (“PBGC”); (g) the failure to make any required contribution to an Employee Plan or a Multiemployer Plan; (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on a US Group Company or any ERISA Affiliate; (i) the loss of an Employee Plan’s qualification or tax exempt status; (j) any other event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.
“EUR”, “Euro” and “€” mean the single currency introduced in the third stage of economic and monetary union pursuant to the EC Treaty.
“Event of Default” means any of the events or circumstances specified in Clause 22.1 (Events of Default).
“Existing Collection Account” means an account existing as at the Signing Date (other than a Collection Account) established and maintained with a Third Party Account Bank that is used for the collection of Receivables.
“Facility Office” means in relation to a Lender:
(a)	the office or offices of that Lender whose address appears under its name in Schedule 1 (The Lenders) or is specified for this purpose in the schedule to the Transfer Certificate or other document by which such Lender became party to or acquired rights under this Agreement; and/or

(b)	any (and each) other office notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days written notice) as the office or offices through which that Lender will perform its obligations under this Agreement.
“Fee Letter” means the letter from the Facility Agent and the Arranger to the Borrower dated the date of this Agreement setting out details, inter alia, of fees payable in connection with the Facility, as referred to in Clause 11 (Commissions and Fees).
“Finance Documents” means:
(a)	this Agreement;

(b)	the Security Trust and Agency Deed;

(c)	each Security Document;

(d)	the Hedging Agreements (if any);

(e)	each Accession Agreement;

(f)	each Transfer Certificate;

(g)	the Fee Letter; and

(h)	any other document designated as a Finance Document by the Facility Agent and the Borrower in writing.

“Finance Parties” means the Arranger, the Facility Agent, the Security Agent, each Lender, and each Hedging Bank (if any); and
“Finance Party” means any of them.
“Financial Quarter” means each period of three months ending on a Quarter Day.
“Financial Statements” means from time to time the audited or unaudited consolidated or unconsolidated financial statements or reports of the US Parent, the Group and the Borrower delivered from time to time (including the annual and quarterly consolidated financial statements and the Borrower Reporting Package in accordance with Clause 18.1 (Financial Statements)), in each case including any notes contained in and/or accompanying the foregoing, delivered or required to be delivered to the Facility Agent pursuant to this Agreement, or such of the foregoing as the context requires.
“Financial Year” means each annual period ending on 31 December in respect of which audited consolidated Financial Statements of the Group are prepared.
“Fixed Charge Coverage Ratio” means, as at any date of determination, the ratio of:
(a)	(i) Consolidated EBITDA for the period ending on such date of determination minus (ii) the aggregate amount of all Non-Financed Capital Expenditures made during such period minus (iii) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period minus (iv) the aggregate amount of dividends and distributions paid in cash during such period, to
(b)	the sum of: (i) the aggregate amount of Consolidated Interest Expense for such period and (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capitalized Leases) paid or required to be paid during such period;
provided, that for the avoidance of doubt, the repayment of the Convertible Notes out of the proceeds of the first Utilisation hereunder shall be excluded from calculations of Fixed Charge Coverage Ratio for covenant compliance purposes.
“Foreign Plan” means any plan, scheme, fund or other similar program (but excluding social insurance required to be implemented by applicable law) established, maintained or contributed to outside the US by any member of the Group, whether currently or in the past, primarily for the benefit of employees or former employees of the Group residing or working outside the US, which plan, scheme, fund or other similar program provides, or results in, a pension, superannuation or other retirement (including early retirement) income, benefits in the event of ill-health, injury or death, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, (in each case including in the form of a lump sum) (together, “Foreign Benefits”) and which plan is not subject to ERISA or the Code.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any supranational body or agency and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government in any jurisdiction.
“Group” means the US Parent and its Subsidiaries from time to time; and “Group Company” and “member of the Group” shall mean any one of them.

“Group Structure Chart” means the group structure chart delivered by the US Parent to the Facility Agent in satisfaction of condition precedent 7 of Schedule 2 (Conditions Precedent).
“Hedging Agreement” means any agreement entered into by the Borrower with a Hedging Bank for the purpose of hedging interest rate or foreign exchange risk in relation to the Facility.
“Hedging Bank” means any Lender (or an Affiliate of a Lender) in its capacity as a provider of interest rate or foreign exchange hedging in relation to the Facility pursuant to a Hedging Agreement entered into from time to time and any Lender (or an Affiliate of a Lender) which has acceded to this Agreement in its capacity as a Hedging Bank pursuant to the execution of an Accession Agreement.
“Holding Company” means any person of which another person is a Subsidiary.
“Indebtedness” means, as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:
(a)	every obligation of such Person for money borrowed;

(b)	every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(c)	every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of such Person;

(d)	every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(e)	every obligation of such Person under any Capitalized Lease;

(f)	every obligation of such Person under any synthetic lease;

(g)	all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables, whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith;

(h)	every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares or other equivalent equity interest issued by such Person or any rights measured by the value of such shares or other equivalent equity interest;

(i)	every obligation of such Person under any Derivative Agreement;

(j)	every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law; and

(k)	every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.
“Information” means any written information, representations, warranties or statements prepared for and provided by or on behalf of any member of the Group to the Facility Agent or the Arranger in connection with it or any member of the Group.
“Initial Funding Date” means the date of the initial Utilisation under this Agreement.
“Intellectual Property Rights” means all patents, trade marks, service marks, trade names, design rights, copyright (including rights in computer software and moral rights and in published and unpublished work), titles, domain names, rights to know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing (and all goodwill associated with any of the foregoing) and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world.
“Interest Payment Date” means, in relation to any Loan or any Overdue Amount, the last day of an Interest Period relating thereto.
“Interest Period” means, in relation to a Loan, the period determined in accordance with Clause 9 (Interest Periods) and, in relation to any Overdue Amount, each period determined in accordance with Clause 10.3 (Default Interest).
“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
“Lender” means each Original Lender to the extent of its participation in the Revolving Facility, and any Transferee to whom rights and/or obligations are or have been assigned or transferred in accordance with Clause 26.2 (Assignments and Transfers by Lenders) (until, in each case, its entire participation in the Revolving Facility has been assigned or transferred in accordance with Clause 26.2 (Assignments and Transfers by Lenders)) and such persons shall be collectively referred to as the “Lenders”.
“LIBOR” means, in relation to any LIBOR Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that LIBOR Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Lenders to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that LIBOR Loan and for a period comparable to the Interest Period of the relevant LIBOR Loan.
“LIBOR Loan” means a loan made or to be made under the Revolving Facility bearing interest at a rate initially determined by reference to LIBOR or the principal amount outstanding for the time being of that loan.
“Loan” means a LIBOR Loan or a Reference Rate Loan.
“Majority Lenders” means, at any time:
(a)	at least two Lenders whose Commitments in aggregate represent more than 50% of the Total Commitments; and

(b)	if the Total Commitments have been reduced to zero, at least two Lenders whose Commitments in aggregate represented more than 50% of the Total Commitments immediately before the reduction.
“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formulae).
“Margin” means 2.00% per annum.
“Material Adverse Effect” means a material adverse effect on or material adverse change in:
(a)	the business, assets, liabilities or condition (financial or otherwise) or results of operations of the Borrower or the Obligors taken as a whole; or

(b)	the ability of the Borrower or the Obligors to comply with its obligations under Clause 21 (Financial Covenants); or

(c)	the ability of any Obligor to perform fully its payment obligations under the Finance Documents; or

(d)	the validity or enforceability of, or the effectiveness or ranking of any security granted or purported to be granted pursuant to any of the Finance Documents or the rights or remedies of the Finance Parties under any Finance Document, in each case in a manner or to an extent which is prejudicial to the interests of the Finance Parties under the Finance Documents in any material respect.
“Maturity Date” means the date falling five years after the date of this Agreement.
“Maximum Credit” means, at any time, the amount of US$165,000,000 or such lesser amount as may be agreed between the Facility Agent and the Borrower.
“Minimum Available Cash” has the meaning given to it in Clause 19.14 (Minimum Available Cash).

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) of ERISA) contributed to for any employees of a US Group Company that is an Obligor or any ERISA Affiliate.
“Non-Financed Capital Expenditures” means capital expenditures paid in cash and not financed with Indebtedness for borrowed money constituted by term loans, notes, bonds, capital leases or other instruments, in each case, incorporating at least medium or long term repayment provisions.
“Obligations” means the Utilisations and all other amounts, interest (including default interest) and whether accrued or incurred before or after the commencement of any insolvency or other related proceedings, fees, costs, expenses, taxes, payments and other obligations, parallel debts, covenants and duties owing by the Obligors (or any one or more of them) to a Finance Party, of every type and description (whether by reason of an extension of credit, loan, guarantee, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement including, without limitation, under the guarantees and indemnities pursuant to Clause 15.1 (Guarantee and Indemnity), and/or any other Finance Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising (including payment obligations arising in respect of the enforcement of remedies) and however acquired and whether or not evidenced by any note, guarantee or other instrument or for the payment of money.
“Obligor” means the Borrower and each Guarantor; and “Obligors” shall mean all of them collectively.
“Overdue Amount” means any sum that has become due and payable by an Obligor under any Finance Document and which has not been paid.
“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Payables Account” means an account (other than a Collection Account or an Existing Collection Account) established and maintained by the Borrower with the Facility Agent or its Affiliate or any other person for general business purposes.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which a member of the Group or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding five plan years.
“Permitted Disposals” means with respect to the Borrower and Swiss Parent only:
(a)	Disposals made in the ordinary course of trading of the disposing entity;

(b)	Disposals of assets (other than Eligible Receivables) in exchange for other assets of comparable or superior as to type; and

(c)	Disposals for cash on arm’s length terms of any surplus or obsolete or worn-out assets which in the reasonable opinion of the Borrower or Swiss Parent, as applicable, making the Disposal are not used or useful for the efficient operation of its business.

“Permitted Encumbrances” means:
(a)	any Encumbrance arising under, or constituted by, the Security Documents or any other Finance Document;

(b)	any Encumbrance arising in the ordinary course of business by operation of law and not as a result of any default or omission on the part of the Borrower;

(c)	any rights of set-off or netting arising in the ordinary course of business, including by virtue of trading activities between any Obligor and its suppliers or customers and in ordinary banking arrangements permitted by this Agreement;

(d)	statutory Encumbrances for Taxes not yet due or contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such contested taxes are maintained on the books of the appropriate Obligor in accordance with Approved Accounting Principles; and

(e)	any other Encumbrances to which the Facility Agent (on the instructions of the Majority Lenders) shall have given prior written consent.
“Permitted Guarantees” means:
(a)	any guarantees arising under, or constituted by, the Finance Documents; and

(b)	any guarantees granted, other than in respect of Indebtedness, in the ordinary course of business.
“Permitted Indebtedness” means:
(a)	any Indebtedness arising under the Finance Documents;

(b)	any Indebtedness arising under Capitalized Leases in respect of equipment and other items required for the business of the Borrower where the aggregate capital element of all future rentals does not exceed US$10,000,000 or its Dollar Equivalent; and

(c)	any other Indebtedness to which the Facility Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent.
“Permitted Loans” means:
(a)	any loan permitted pursuant to paragraph (a) of the definition of Permitted Indebtedness;

(b)	trade credit given in the ordinary course of the Borrower’s trading activities;

(c)	any loan (documented in writing) by the Borrower to any other Obligor of the proceeds of Utilisation under this Agreement, as contemplated by Clause 2.2(a)(i) (Purpose); and

(d)	any loan arising in respect of equipment and other items required for the business of the Borrower in the ordinary course of business.
“Permitted Transaction” means:
(a)	any sale, issuance, transfer or other disposal of the shares, stock or other equity interests in the Swiss Parent or the Borrower to another member of the Group;

(b)	a reorganisation on a solvent basis of the Swiss Parent;

(c)	the combination of the Swiss Parent with any other member of the Group (other than the Borrower) by one or more of the following methods: (i) amalgamation; (ii) winding-up; or (iii) asset transfer and dissolution, in each case, on (x) a solvent basis and (y) with the Swiss Parent remaining as the surviving entity or a wholly-owned Subsidiary of the US Parent remaining as the surviving entity, in each case, where:
(A)	no Default is then outstanding or would arise as a result of such transaction;

(B)	no Change of Control would arise as a result of the proposed transaction;

(C)	the Finance Parties will enjoy (in the opinion of the Facility Agent (acting reasonably) and supported by any professional opinions and reports requested by it) at least the same type and level (including as to value, priority, enforceability and perfection) of guarantee and Security as shall have been the case immediately prior to such action; and

(D)	the US Parent shall have given the Lenders at least 60 days notice of the proposed transaction and shall deliver such information as may reasonably be requested by any of the Finance Parties as may be required in order for such persons to confirm compliance with the above requirements.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which such US Group Company or any ERISA Affiliate sponsors or maintains or to which such US Group Company or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan.
“Projections” has the meaning given to it in Clause 18.1(d) (Financial Statements).
“Quarter Day” means 30 September, 31 December, 31 March and 30 June.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.
“Ratable Portion” or “ratably” means, with respect to any Lender, the percentage obtained by dividing (i) the Commitment of such Lender by (ii) the aggregate Commitments of all Lenders (or, at any time after the Maturity Date, the percentage obtained by dividing the Total Outstandings owing to such Lender by the Total Outstandings owing to all Lenders).
“Receivable” means a right to payment of a monetary obligation, whether or not earned by performance, for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, or for services rendered or to be rendered, including any rights to payment evidenced by chattel paper or an instrument, insurance claims, commercial tort claims, deposit accounts, investment property, or letter of credit rights or letters of credit, together, in each case, with all connected or ancillary rights, claims, entitlements, benefits, deposits and payments howsoever arising.
“Reference Lenders” means the principal office in London of Bank of America, N.A., Lloyds TSB Bank plc and National Westminster Bank plc, or if any such bank ceases to be a Reference Lender, such other bank as the Facility Agent may select in consultation with the Borrower.

“Reference Rate” means in relation to any Reference Rate Loan, the Facility Agent’s reference rate for the applicable currency being the rate from time to time set by the Facility Agent based on various factors including the Facility Agents’ cost of funds, desired return and general economic conditions and which is used by it as a reference point for pricing loans made by it in such currency.
“Reference Rate Loan” means a short term loan made available by the Lenders under the Revolving Facility bearing interest at a rate initially determined by reference to the Reference Rate or the principal amount outstanding for the time being of that loan.
“Relevant Jurisdiction” means, in relation to an Obligor:
(a)	its jurisdiction of incorporation or organisation;

(b)	any jurisdiction where any asset (other than immaterial assets) subject to or intended to be subject to the Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; or

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Relevant Period” means, in relation to the financial covenant in Clause 21.1 (Fixed Charge Coverage Ratio), each period of three months ending on the last day of the most recent Financial Quarter of the US Parent’s Financial Year.
“Reserves” means such amounts as the Facility Agent in its sole discretion acting in good faith in accordance with its customary business practices, may from time to time establish against the aggregate gross amount of Eligible Receivables to reflect risks or contingencies whether existing prior to the Signing Date or otherwise which may affect one or more class of such items and which have not already been taken into account in the calculation of the Borrowing Base Availability or Eligible Receivables in any jurisdiction for purposes of the Facility. Without limiting the foregoing, the Facility Agent shall be entitled to establish Reserves in respect of the Borrower and its Eligible Receivables to reflect risks and contingencies arising in respect of (a) creditors which may have a priority claim to the Collateral including the fees, costs and expenses of receivers, administrators and other insolvency officers, unpaid payroll, pension, tax, insurance or other obligations, (b) title retention issues, set-off claims, or unapplied credit balances and (c) actual or anticipated movements in currency exchange rates. Any Reserves so established shall continue as set until further revised or eliminated.
“Revolving Facility” or “Facility” means the revolving credit facility made available by the Lenders pursuant to Clause 2.1 (Grant of the Facility).
“Rollover Loan” means one or more LIBOR Loan(s):
(a)	made or to be made on the same day that one or more maturing LIBOR Loan(s) is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing LIBOR Loan(s); and

(c)	made or to be made to the Borrower for the purpose of refinancing the maturing LIBOR Loan(s).

“Screen Rate” means in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
“Security” means the Encumbrances created or expressed to be created pursuant to the Security Documents.
“Security Documents” means each of the following documents:
(a)	the charges, pledges and assignments and other security documents in form and substance acceptable to the Security Agent and the Facility Agent and delivered to the Facility Agent under Schedule 2 (Conditions Precedent); and

(b)	any other documents entered into from time to time by any member of the Group providing for a guarantee or Encumbrance in favour of the Security Agent in respect of the Obligations of the Obligors under the Finance Documents, and any other documents designated as Security Documents by the Facility Agent, the Security Agent and the Borrower in writing.
“Security Trust and Agency Deed” means the security trust and agency deed dated on or about the date hereof between the Security Agent, the Facility Agent, the Lenders and the Obligors.
“Signing Date” means the date of this Agreement.
“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).
“Subsidiary” means any of:
(a)	a person of which another person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership or control and “control” means for this purpose the power to direct the management and the policies of the person whether through the ownership of voting capital, by contract or otherwise; and

(b)	a person treated as a subsidiary in the financial statements of any person in the financial statements of such person.
“Taxes” means all income and other taxes and levies, imposts, duties, charges, fees, deductions and withholdings in the nature or on account of tax together with interest and penalties in respect thereof, and any payments made in respect thereof; and “Tax” and “Taxation” shall be construed accordingly.
“Term” means, in respect of the Facility, the period beginning on the date of this Agreement and ending on the date on which all amounts due hereunder (whether representing principal, interest, fees, costs, expenses or commissions) have been paid and discharged in full and, for the avoidance of doubt, all Commitments have been terminated.
“Third Party Account Bank” means a bank or other financial institution other than the Facility Agent or any Affiliate of the Facility Agent.
“Total Availability” means, at any time, lesser of (a) the Maximum Credit, (b) the maximum amount of the Total Commitments and (c) the Borrowing Base Availability at such time.

“Total Commitments” means, at any time, the aggregate of all the Commitments at that time.
“Total Outstandings” means, at any particular time the aggregate principal amount of the Utilisations outstanding at such time.
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate), or any other form agreed between the Facility Agent and the Borrower.
“Transfer Date” means, in relation to any Transfer Certificate, the later of:
(a)	the proposed date specified as being the transfer date in such Transfer Certificate; or

(b)	the date on which the Facility Agent executes the Transfer Certificate.
“Transferee” means any bank, financial institution, trust, fund or other entity which is engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets to whom a Lender transfers or assigns (or, as the context may require, seeks to transfer or assign) all or part of its rights, benefits and obligations hereunder.
“Transferor” means a Lender which transfers or assigns (or, as the context may require, seeks to transfer or assign) all or part of its rights, benefits and obligations hereunder pursuant to a Transfer Certificate.
“US”, “United States” or “USA” means the United States of America.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
“US Bankruptcy Law” means the Bankruptcy Code or any other US Federal or State bankruptcy, insolvency or similar law for the reorganisation or relief of debtors.
“USD”, “Dollars”, or “US$” means the lawful currency for the time being of the USA.
“US Group Company” means any member of the Group which is incorporated or organised under the laws of the USA or any state of the USA (including the District of Columbia).
“Utilisation” means the advancing of a Loan.
“Utilisation Date” means the date on which a Utilisation is, or is to be, made.
“Utilisation Request” means a notice substantially in the form set out in Part I (Form of Utilisation Request — LIBOR Loans) or Part II (Form of Utilisation Request – Reference Rate Loans) of Schedule 3 (Requests).
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other Tax of a similar nature in any jurisdiction.
1.2	Construction

In this Agreement, save where the context otherwise requires:

(a)	references to “assets” shall include revenues and the right thereto and property and rights of every kind, present, future and contingent and whether tangible or intangible (including uncalled share capital);

(b)	the expressions “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be construed as references to this Agreement as a whole (including all Schedules) and shall not be limited to the particular clause or provision in which the relevant expression appears, and references to this Agreement and all like indications shall include references to this Agreement as supplemented by any Accession Agreement, the Transfer Certificates and any other agreement or instrument supplementing or amending this Agreement;

(c)	the word “including” when used in any Finance Document means “including without limitation” except when used in the computation of time periods;

(d)	references to a “person” or a “Person” shall be construed as a reference to any person, entity, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing or equivalent in any jurisdiction;

(e)	“guarantee” means (other than in Clause 15 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any Indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation (including any indemnity) is assumed in order to maintain or assist the ability of such person to meet its Indebtedness;

(f)	references to any of the Finance Documents and any other agreement or instrument shall be construed as a reference to the same as amended, amended and restated, varied, restated, supplemented or novated from time to time (including, where relevant, by any accession agreement and/or Transfer Certificate) however fundamentally (including, without limitation, by way of the change of parties thereto, an increase in the amount of principal, interest or other amount owing thereunder, or a change in the terms of payment thereunder);

(g)	unless otherwise specified, references to Clauses and Schedules are references to, respectively, clauses of and schedules to this Agreement;

(h)	words importing the singular shall include the plural and vice versa;

(i)	references (by whatever term, including by name) to the Borrower, each Obligor, the Arranger, each Lender, each Hedging Bank, each Reference Lender, the Facility Agent, the Security Agent or the other parties to this Agreement shall, where relevant and subject as otherwise provided in this Agreement, be deemed to be references to or to include, as appropriate, their respective successors, replacements and assigns, transferees and substitutes permitted by the terms of the relevant Finance Documents;

(j)	reference to a time of day is, unless otherwise stated, a reference to London time and references to a month are references to a period starting on any particular day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided that if a period starts on the last day in a calendar month or if there is no numerically corresponding day in the month in which the relevant period ends, that period shall, save as otherwise provided in this Agreement, end on the last day in such later month (and references to months shall be construed accordingly);

(k)	a person shall be deemed to “control” another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by proxy, agency, contract or otherwise.

(l)	references to a document being in the agreed form means (subject to any amendments thereto of a minor non-substantive or typographical nature) in the form agreed by the Facility Agent and set out in a schedule to any Finance Document or otherwise initialled for the purposes of identification by, or on behalf of, the Borrower and the Facility Agent;

(m)	the headings in this Agreement are for convenience only and shall be ignored in construing this Agreement;

(n)	all references to statutes and other legislation include all re-enactments and amendments of those statutes and that legislation;

(o)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been (i) waived, (ii) in the case of Clause 22.1(f) (Cross Default), remedied (to the extent capable of being so remedied) or (iii) in the case of Clause 22.1(g) (Cross Acceleration), remedied pursuant to a rescission by creditors of action previously taken giving rise to such Event of Default (to the extent capable of being so remedied);

(p)	the “winding up”, “dissolution”, “administration”, “receivership” or “bankruptcy” of a person and references to the “liquidator”, “administrator”, “receiver”, “administrative receiver”, “receiver and manager”, “manager” or “trustee” of a person shall be construed so as to include any equivalent or analogous proceedings or, as the case may be, insolvency representative or officer under the law of the jurisdiction in which such person or, as the case may be, insolvency representative or officer is incorporated or constituted or of any jurisdiction in which such person or, as the case may be, insolvency representative or officer, carries on business; and

(q)	the “amount” or “principal amount” of any Indebtedness at any time of determination represented by (a) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with Approved Accounting Principles, (b) any Capitalized Lease shall be the present value of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (c) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (d) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amounts, (e) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (f) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (g) any guarantee or other contingent liability referred to in clause (k) of the definition of “Indebtedness”) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
1.3	Accounting Terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with Approved Accounting Principles.
1.4	Third Party Rights

Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enjoy the benefit of or enforce any of its terms.

2.	THE REVOLVING FACILITY

2.1	Grant of the Revolving Facility

On the terms and subject to the conditions of this Agreement the Lenders agree to make available to the Borrower a revolving credit facility in a maximum aggregate principal amount equal to the Total Commitments pursuant to which from time to time during the Availability Period the Lenders will make (i) LIBOR Loans and (ii) Reference Rate Loans to the Borrower.

2.2	Purpose
(a)	The proceeds of each Utilisation made hereunder shall be used by the Borrower:
(i)	to fund the making of an intercompany loan or the payment of a dividend for use by the US Parent (including for purposes of redeeming the Zero Coupon Convertible Notes of the US Parent due 2021);

(ii)	to fund the payment of fees, costs and expenses incurred by the Borrower or the Finance Parties and their legal and other advisers in connection with the transaction contemplated hereby; or

(iii)	for general corporate purposes and the working capital requirements of the Borrower.
(b)	No Utilisation may be used by the Borrower at any time to refinance the acquisition in whole or in part of any person or business or undertaking thereof other than with the prior written consent of the Facility Agent.

(c)	No Finance Party shall be obliged to enquire as to the use or application of the proceeds of any Utilisation, nor shall any of them be responsible for the consequences of such use or application.
2.3	Undertaking by the Borrower

The Borrower undertakes that the proceeds of each Utilisation made to it shall only be used for the purposes permitted for such Utilisation by Clause 2.2 (Purpose) and that no Utilisation shall be used in any way which would be illegal under, or would cause the invalidity or unenforceability (whether in whole or in part) of any Finance Document under, any applicable law.

2.4	Obligations Several

The rights and obligations of each Finance Party under the Finance Documents are several and the total amounts outstanding at any time under the Finance Documents constitute separate and independent debts. Failure of a Finance Party to observe and perform its obligations under any Finance Document shall neither:
(a)	result in any other Finance Party incurring any liability whatsoever; nor

(b)	relieve any Obligor or any other Finance Party from their respective obligations under the Finance Documents.
2.5	Enforcement of Rights

Subject to any provision of the Finance Documents to the contrary, each Finance Party has the right to protect and enforce its rights arising out of the Finance Documents and it will not be necessary for any other Finance Party to be joined as an additional party in any proceedings brought for the purpose of protecting or enforcing such rights.

3.	CONDITIONS PRECEDENT

3.1	Initial Conditions Precedent

No Lender shall be under any obligation to make any Utilisation available to the Borrower under this Agreement, unless:
(a)	the Facility Agent has received each of the documents, information and/or other items specified in Part IA and Part IB of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent;

(b)	on both the date of the delivery of the initial Utilisation Request and the Initial Funding Date and without prejudice to the requirements set forth in paragraph (a) of this Clause 3.1:
(i)	all of the representations and warranties set out in Clause 17.1 (Representations and Warranties) are and will be correct (as if made with reference to the facts and circumstances then subsisting);

(ii)	no Default has occurred and is continuing or will occur as a result of the Utilisation; and

(iii)	the Borrower shall have delivered a Borrowing Base Certificate to the Facility Agent.
When the Facility Agent is satisfied that the conditions specified in this Clause 3.1 have been fulfilled, the Facility Agent will notify the Borrower.
3.2	Additional Conditions Precedent
In addition to the conditions precedent set out in Clause 3.1 (Initial Conditions Precedent), no Lender shall be under any obligation to permit any Utilisation to the Borrower under this Agreement:
(a)	if, to the extent that after giving effect to the relevant requested Utilisation:
(i)	the Dollar Equivalent of the Total Outstandings to the Borrower would exceed its Borrowing Base Availability; or

(ii)	the Dollar Equivalent of that Lender’s Ratable Portion of the Total Outstandings would exceed its Commitment; and
(b)	unless, on both the date of the relevant Utilisation Request and the relevant Utilisation Date:
(i)	all of the representations and warranties set out in Clause 17.1 (Representations and Warranties) which are required to be repeated pursuant to Clause 17.2 (Repetition) are and will be correct (as if made with reference to the facts and circumstances then subsisting);

(ii)	in the case of a Rollover Loan, no Event of Default, and in the case of any other Utilisation, no Default has occurred and is continuing or would result from the making of such Utilisation; and

(iii)	the Borrower shall have delivered a Borrowing Base Certificate to the Facility Agent in accordance with Clause 18.7 (Borrowing Base Availability Determination).
4.	UTILISATION – LIBOR LOANS

4.1	Utilisation Conditions to LIBOR Loans

Provided the requirements of Clause 3 (Conditions Precedent) have been satisfied, a LIBOR Loan will be made by the Lenders if:
(a)	no later than the Specified Time, the Facility Agent has received from the Borrower a duly completed Utilisation Request (which shall be irrevocable) for that LIBOR Loan, receipt of which shall oblige the Borrower to borrow the amount therein requested on the date therein stated upon the terms and subject to the conditions contained in this Agreement;

(b)	the proposed Utilisation Date for such LIBOR Loan is a Business Day falling during the Availability Period;

(c)	the currency specified in the Utilisation Request is the Base Currency;

(d)	the amount of the proposed LIBOR Loan will be a minimum of USD 500,000 or, if less, the Available Facility;

(e)	the Utilisation Request specifies the initial Interest Period or Periods for the proposed LIBOR Loan; and

(f)	only one Utilisation is requested in each Utilisation Request; and

(g)	there shall be no more than five LIBOR Loans outstanding at any one time.
4.2	Notice to the Lenders of a Proposed Utilisation

The Facility Agent will promptly give each Lender details of each Utilisation Request received in respect of a LIBOR Loan.

4.3	Participation of Lenders

Subject to the other provisions of this Agreement:

(a)	each Lender shall make its participation in each LIBOR Loan available by the Utilisation Date through its Facility Office;

(b)	each Lender will participate in each Utilisation in the proportion to which its Available Commitment bears to the Available Facility immediately prior to making the LIBOR Loan; and

(c)	the Facility Agent shall notify each Lender of the amount of each LIBOR Loan and the amount of its participation in that LIBOR Loan, in each case by the Specified Time.
5.	UTILISATION – REFERENCE RATE LOANS

5.1	Utilisation Conditions to Reference Rate Loans

Provided the requirements of Clause 3 (Conditions Precedent) have been satisfied, a Reference Rate Loan will be made by the Lenders if:
(a)	no later than the Specified Time, the Facility Agent has received from the Borrower duly completed Utilisation Request (which shall be irrevocable) for such Reference Rate Loan substantially in the form set out in Part II (Form of Utilisation Request – Reference Rate Loans) of Schedule 3 (Requests), receipt of which shall oblige the Borrower to borrow the amount therein requested on the date therein stated upon the terms and subject to the conditions contained in this Agreement;

(b)	the proposed Utilisation Date for such Reference Rate Loan is a Business Day falling during the Availability Period;

(c)	the currency specified in the Utilisation Request is the Base Currency;

(d)	the amount of the proposed Reference Rate Loan will be a minimum of USD 250,000 or, if less, the Available Facility;

(e)	the Utilisation Request specifies that the proposed Utilisation will be for a Reference Rate Loan;

(f)	only one Utilisation is requested in each Utilisation Request; and

(g)	there shall be no more than five Reference Rate Loans outstanding at any one time.
5.2	Notice to the Lenders of the Proposed Utilisation

The Facility Agent will promptly give each Lender details of each Utilisation Request received in respect of a Reference Rate Loan.

5.3	Participation of Lenders

Subject to the other provisions of this Agreement:
(a)	each Lender shall make its participation in each Reference Rate Loan available by the Utilisation Date through its Facility Office;

(b)	each Lender will participate in each Utilisation in the proportion to which its Available Commitment bears to the Available Facility immediately prior to making the Reference Rate Loan; and

(c)	the Facility Agent shall notify each Lender of the amount of each Reference Rate Loan and its participation in that Reference Rate Loan by the Specified Time.
6.	REPAYMENT

6.1	Repayment of Loans
(a)	Each LIBOR Loan shall be repaid in full by the Borrower on the last day of its Interest Period.

(b)	All outstanding Loans shall be irrevocably repaid in full on the Maturity Date and no further drawings or Utilisations shall be made thereafter.

(c)	Subject to the provisions of this Agreement any amount repaid or prepaid under the Revolving Facility shall be capable of being redrawn.
7.	PREPAYMENT

7.1	Voluntary Prepayment
(a)	For the avoidance of doubt, notwithstanding the repayment provisions specified in Clause 6.1 (Repayment of Loans), the Borrower may, by giving the Facility Agent not less than five Business Days prior written notice, prepay the whole or any part, but if in part in an amount which reduces any outstanding Loan made to it hereunder by a minimum of US$500,000 and integral multiples of US$500,000 in excess thereof.

(b)	Once delivered to the Facility Agent, any notice of prepayment shall be irrevocable, shall specify the date on which the prepayment is to be made and the amount of the prepayment and shall oblige the Borrower to make that prepayment. The Facility Agent shall promptly notify the Lenders of receipt of any such notice of prepayment.

(c)	Any prepayment shall be made together with accrued interest on the amount prepaid and any amounts payable under Clause 14.3 (Break Costs).
7.2	Right of Repayment and Cancellation in Relation to a Single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.1 (Gross-up); or

(ii)	any Finance Party claims indemnification from an Obligor under Clause 13.2 (Tax Indemnity) or Clause 12.2 (Increased Costs),
the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations.
(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be cancelled and reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Utilisation.

7.3	Mandatory Prepayment

If at any time the Facility Agent determines that:
(a)	the Total Outstandings to the Borrower exceed the Total Availability; or

(b)	the amount of any Lender’s Ratable Portion of the Total Outstandings exceeds its Commitment, the Borrower shall procure that, immediately following the date that the Facility Agent notifies the Borrower of such determination, an amount equal to the amount of such excess is applied in prepayment of the outstanding Utilisations.
7.4	Miscellaneous Provisions Relating to Repayment and Prepayment
(a)	Any notice of prepayment given under this Agreement shall be irrevocable and, unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

(b)	The Borrower shall not repay or prepay all or any part of the Utilisations except at the times and in the manner expressly provided in this Agreement.

(c)	Any prepayment shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(d)	Any repayment or prepayment of a Utilisation (or part thereof) shall be made in the currency of that Utilisation.

(e)	Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.
8.	CANCELLATION

8.1	Mandatory Cancellation

Any part of the Commitments not borrowed shall be cancelled automatically at the close of general banking business in London on the last day of the Availability Period and the Finance Parties shall be under no further obligation to participate in any Utilisation hereunder.

8.2	Voluntary Cancellation

The Borrower may, upon giving not less than five Business Days prior written notice to the Facility Agent, cancel the Available Facility either in full or in part. Cancellations of the Available Facility in part shall be in minimum amounts of US$10,000,000 and cancellations in part shall at no time reduce the Available Facility to less than US$82,500,000 (provided that after any cancellation in part, the Borrower may cancel the Available Facility in full). Such notice from the Borrower shall specify the date and the amount of the proposed cancellation and any such cancellation shall reduce each Lender’s Commitment on a pro rata basis. Any notice of cancellation or reduction given by the Borrower pursuant to this Clause 8.2 shall be irrevocable. The Facility Agent shall promptly notify the Lenders following receipt of any notice of cancellation.

8.3	Miscellaneous Provisions Relating to Cancellation
(a)	No amount of the Total Commitments may be cancelled other than at the times and in the manner expressly provided in this Agreement.

(b)	No amount of the Total Commitments cancelled pursuant to and in accordance with the terms of this Agreement shall subsequently be reinstated.

(c)	Any notice of cancellation given under this Agreement shall be irrevocable and, unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation is to be made and the amount of that cancellation.

(d)	Any cancellation of the Available Facility shall be conditional upon the payment to the Facility Agent of the Cancellation Fee (if any) in accordance with Clause 11.5 (Cancellation Fee).
9.	INTEREST PERIODS
9.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a LIBOR Loan in the Utilisation Request for that LIBOR Loan.

(b)	Subject to this Clause 9, the Borrower may select an Interest Period for a LIBOR Loan of one, two or three months.

(c)	An Interest Period for a Loan shall not extend beyond the Maturity Date.

(d)	Each LIBOR Loan has one Interest Period only.
9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CALCULATION AND PAYMENT OF INTEREST

10.1	Calculation of Interest
(a)	Each Loan shall bear interest on the unpaid principal amount thereof from the Utilisation Date of such Loan until repaid or prepaid in full, except as otherwise provided in Clause 10.3 (Default Interest).

(b)	The rate of interest applicable to each Loan for a particular Interest Period (or, in the case of a Reference Rate Loan, generally) shall be the rate per annum determined by the Facility Agent to be the sum of:
(i)	LIBOR or (in the case of a Reference Rate Loan) the Reference Rate;

(ii)	the Mandatory Cost, if any; and

(iii)	the Margin.
Interest will accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.

10.2	Payment of Interest

The Borrower shall pay accrued interest on each Loan:
(a)	with respect to LIBOR Loans, on the last day of each Interest Period applicable to each LIBOR Loan (if any) and if such Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of such Interest Period;

(b)	with respect to Reference Rate Loans, on the last day of each period of one month following the Utilisation Date in respect of such Reference Rate Loan;

(c)	on the date that such Loan is repaid or prepaid in full or in part; and

(d)	if not previously paid in full, at maturity (whether by demand, acceleration or otherwise) of such Loan.
10.3	Default Interest
(a)	At any time when (i) an Event of Default is continuing under Clause 22.1(a) (Events of Default) or (ii) any other Event of Default has occurred and is continuing and remains uncured, unwaived or otherwise unremedied for ten (10) Business Days, interest shall accrue on all amounts outstanding under the Finance Documents at a rate (the “Default Rate”) which is 2.0% per annum higher than the then applicable rate determined in accordance with Clause 10.1 (Calculation of Interest). Any interest accruing under this Clause 10.3 shall be immediately payable by such Obligor on demand by the Facility Agent.

(b)	Default interest (if unpaid) arising while an Event of Default is continuing will be compounded with the Total Outstandings at the end of each month but will remain immediately due and payable.
10.4	Determination Conclusive

The determination by the Facility Agent of any interest payable under this Clause 10 shall be prima facie evidence of the relevant amount payable.

10.5	Minimum Interest

All payments under this Agreement and the other Finance Documents by each of the Borrower and the Swiss Parent, including, but not limited to, the rate of interest as determined in accordance with this Clause 10 (Calculation and Payment of Interest), are minimum payments net of any Swiss withholding tax. If it is required under Swiss law to deduct Swiss withholding tax from any amount payable or paid by the Borrower (including interest), then (without prejudice to the obligations in Clause 13.1 (Tax Gross-up) and Clause 13.2 (Tax indemnities)) (a) each of the Borrower and the Swiss Parent shall increase such interest payment by paying such additional amounts as may be necessary to ensure that the net amount received by the relevant Finance Party after deducting the amount of such Swiss withholding tax is equal to the full amount which the relevant Finance Party would have received had the payment by each of the Borrower and the Swiss Parent not been subject to such Swiss withholding tax, and (b) withholding tax shall be calculated on the increased interest rate. Without prejudice to the foregoing, the provisions set forth in Clause 13.1 (Tax Gross-up) and Clause 13.2 (Tax indemnities) shall apply in relation to deductions of Tax.

11.	COMMISSIONS AND FEES

11.1	Administration Fee

The Borrower shall pay to the Facility Agent for its own account an annual administration fee specified in the Fee Letter at the times, and in the amounts, specified in the Fee Letter.

11.2	Arrangement Fee

The Borrower shall pay to the Facility Agent and Arranger for their own account the arrangement fee specified in the Fee Letter at the times, and in the amounts, specified in the Fee Letter.

11.3	Unused Commitment Fee

The Borrower shall pay to the Facility Agent (for the account of each of the Lenders) a fee computed at the rate of 0.375% per annum calculated on the basis of the actual number of days elapsed and a year of 360 days, on the daily, undrawn, uncancelled amount of the Total Commitments during the Availability Period, payable monthly in arrears following the Signing Date during the Availability Period and on the Maturity Date.

11.4	Closing Fee

The Borrower shall pay to each Lender for its own account a closing fee specified in a Fee Letter at the times, and in the amounts, specified in the Fee Letter.

11.5	Cancellation Fee

Upon any cancellation in full or in part of the Revolving Facility pursuant to Clause 8.2 (Voluntary Cancellation) the Borrower shall pay to the Facility Agent, for the account of each of the Lenders, a cancellation fee in an amount equal to (the “Cancellation Fee”) of:
(a)	2% of the principal amount of the Revolving Facility so cancelled, if such cancellation occurs prior to the first anniversary of the date hereof;

(b)	1.25% of the principal amount of the Revolving Facility so cancelled, if such cancellation occurs on or after the first anniversary of the date hereof but before the second anniversary of the date hereof; or

(c)	0.50% of the principal amount of the Revolving Facility so cancelled, if such cancellation occurs on or after the second anniversary of the date hereof but before the third anniversary of the date hereof.
For the avoidance of doubt, there shall be no Cancellation Fee due if the cancellation is made on or after the third anniversary of the date hereof.
12.	CHANGES IN CIRCUMSTANCES

12.1	Illegality

If, at any time, it is unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation, or to allow all or part of its Commitments to remain outstanding then that Lender shall, promptly after becoming aware of the same, deliver to the Borrower through the Facility Agent a notice to that effect and:

(a)	such Lender shall not thereafter be obliged to participate in any Utilisation and the amount of its Commitments shall be immediately cancelled and reduced to zero; and

(b)	if the Facility Agent acting on the instructions of and on behalf of such Lender so requires, the Borrower shall on such date as the Facility Agent shall have specified (or, if permitted by the relevant law, the last day of the then current Interest Period, if later) repay that Lender’s participation in the Utilisations made to the Borrower on the last day of the Interest Period for each Utilisation occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by that Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).
12.2	Increased Costs
(a)	If, as a result of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of this Agreement:
(i)	a Finance Party or an Affiliate of a Finance Party:
(A)	suffers a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(B)	suffers a reduction in the rate of return which it would otherwise have been able to achieve on its overall capital but only to the extent that such reduction is directly attributable to such Finance Party assuming or maintaining its Commitments, funding or maintaining its portion of the Utilisations or otherwise performing its obligations under any Finance Document;
(ii)	there is an increase in or addition to the cost to a Finance Party or an Affiliate of a Finance Party of assuming or maintaining its Commitments, funding or maintaining its portion of the Utilisations or otherwise performing its obligations under any Finance Document; or
(iii)	there is a reduction in any amount due and payable to a Finance Party under any Finance Document, then the Borrower shall, within five Business Days of a demand by the Facility Agent, pay for the account of such Finance Party an amount sufficient to indemnify such Finance Party or its Affiliate for such reduction in the rate of return, such increased or additional cost or such reduction in the amount payable under a Finance Document.
(b)	Paragraph (a) of this Clause 12.2 shall not apply to the extent that any such reduction in the rate of return, increased or additional cost or reduction in amount due and payable under a Finance Document:
(i)	is compensated for by an increased payment under Clause 13.1 (Gross-up) or a payment under Clause 13.2 (Tax Indemnity);

(ii)	would have been compensated for by an increased payment under Clause 13.1 (Gross-up) or a payment under Clause 13.2 (Tax Indemnity) had one of the exclusions in paragraph (c) of Clause 13.1 (Gross up) or paragraph (b) of Clause 13.2 (Tax Indemnity) not applied;

(iii)	is compensated for by the payment of the Mandatory Cost;

(iv)	is attributable to a change in the Tax on the overall net income of the affected Finance Party or its Affiliate; or

(v)	is attributable to the wilful breach by the affected Finance Party or its Affiliate of any law or regulation.
12.3	Increased Cost Claim
(a)	A Finance Party intending to make a claim pursuant to Clause 12.2 (Increased Costs) shall promptly notify the Facility Agent of the event giving rise to such claim and, in any event, within 180 days of such Finance Party determining the existence of such increased costs. Upon receipt of such notice, the Facility Agent shall notify the Borrower thereof.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount claimed by it pursuant to Clause 12.2 (Increased Costs) setting out calculations of such amount in reasonable detail, a copy of which certificate shall be sent to the Borrower.
12.4	Market Disruption
(a)	If, for any Interest Period in relation to any LIBOR Loan or proposed LIBOR Loan:
(i)	the Facility Agent is unable (acting reasonably) to determine LIBOR; or

(ii)	in circumstances where LIBOR is calculated by reference to Reference Lenders, the Facility Agent requests a quotation from the Reference Lenders and none, or only one, of the Reference Lenders supplies the Facility Agent with a quotation for calculating LIBOR; or

(iii)	one or more Lenders whose participations in such LIBOR Loan exceed 33.3% of such LIBOR Loan notify the Facility Agent that the cost to each such Lender of funding such LIBOR Loan would exceed LIBOR, then interest shall accrue on each Lender’s participation in such LIBOR Loan during such Interest Period at the rate per annum which is the aggregate of:
(A)	the Margin;

(B)	the rate that such Lender notifies to the Facility Agent, as soon as practicable and in any event before interest is due to be paid in respect of such Interest Period, to be the cost to such Lender as reasonably determined by such Lender (expressed as a rate per annum) of funding its participation in such LIBOR Loan from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, for such Interest Period.
(b)	If an event specified in paragraph (a) of this Clause 12.4 occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for determining the rate of interest applicable to such LIBOR Loan. Any such substitute basis agreed between the Facility Agent and the Borrower shall take effect in accordance with its terms and be binding on each of the parties to this Agreement; provided that the Facility Agent shall not agree to any such substitute basis without the prior consent of all of the Lenders.
12.5	Mitigation
(a)	Each Finance Party shall, in consultation with the Facility Agent and the Borrower, explore the taking of reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or Commitments cancelled pursuant to, Clauses 12.1 (Illegality), 12.2 (Increased Costs), 12.4 (Market Disruption) or 13.1 (Gross-up).

(b)	Nothing in paragraph (a) of this Clause 12.5 shall in any way limit the obligations of any Obligor under the Finance Documents.
12.6	Indemnification and Limitation
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by such Finance Party as a result of any steps taken by it under Clause 12.5 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 12.5 (Mitigation) if, in the opinion of such Finance Party, to do so could reasonably be expected to have an adverse effect upon its business, operations or financial condition or cause it to incur liabilities or obligations (including Tax liabilities) which, in either case in its reasonable opinion, are material or would cause it to incur any material costs or expenses for which it has not been indemnified or cannot reasonably be expected to be indemnified to its reasonable satisfaction by the Borrower.
13.	TAXES

13.1	Gross-up
(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any deduction or withholding for or on account of Tax, unless such deduction or withholding is required by law.

(b)	If any Obligor becomes aware that it is required to make such a deduction or withholding from a payment to be made under a Finance Document (or that there is any change in the rate or the basis of such a deduction or withholding), such Obligor shall promptly notify the Facility Agent. If a Lender becomes aware that an Obligor is required to make such a deduction or withholding from a payment to be made to such Lender under a Finance Document, such Lender shall promptly notify the Facility Agent and, upon receipt of such notice, the Facility Agent shall notify such Obligor thereof.

(c)	If such a deduction or withholding is required by law to be made by an Obligor, the amount of the payment due from such Obligor shall be increased to the extent necessary to ensure that, after such deduction or withholding is made, the relevant Finance Party receives and retains (free from any liability in respect of such deduction or withholding) a net sum equal to the amount which it would have received and retained had no such deduction or withholding been made or required to be made.

(d)	If an Obligor is required to make a deduction or withholding for or on account of Tax from any payment under any Finance Document, it shall pay the full amount required to be deducted or withheld to the relevant Taxation or other authority within the time allowed for such payment under applicable law and, within thirty days of making such payment, deliver to the Facility Agent, for the Finance Party entitled to such payment, evidence reasonably satisfactory to such Finance Party that the full amount of such deduction or withholding has been paid to the relevant Taxation or other authority.

(e)	If an Obligor is required to make payment under this Clause 13.1, the Finance Party receiving such payment shall, if requested in writing, co-operate with the Obligor, and undertake any procedural formalities necessary for such Obligor to obtain authorisation to make such payment without any deduction or withholding for or on account of Tax.
13.2	Tax Indemnity
(a)	If any Finance Party is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for Tax purposes to be received or receivable) under any Finance Document from any Obligor, such Obligor shall, within five Business Days after demand by the Facility Agent, pay to such Finance Party an amount equal to the amount of such liability or payment.
(b)	Paragraph (a) of this Clause 13.2 shall not apply:
(i)	to any Tax imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by a Finance Party:
(A)	under the law of the jurisdiction in which such Finance Party is incorporated or any jurisdiction in which such Finance Party is treated as resident for Tax purposes; or

(B)	under the law of the jurisdiction in which such Finance Party’s Facility Office is located in respect of amounts received or receivable in such jurisdiction; or
(ii)	to the extent that such liability or payment is compensated for by an increased payment under Clause 13.1 (Gross-up).
(c)	A Finance Party making, or intending to make a claim pursuant to paragraph (a) of this Clause 13.2 shall promptly notify the Facility Agent of the event which will give rise, or has given rise, to such claim and, upon receipt of such notice, the Facility Agent shall notify the relevant Obligor thereof.
13.3	Stamp Tax

The Borrower shall pay all stamp duty, registration and notarisation fees and other similar Taxes payable in respect of or in connection with the entry into, performance or enforcement against any of the Obligors of any Finance Document. Within five Business Days after demand by a Finance Party, the Borrower shall indemnify such Finance Party for any cost, loss or liability such Finance Party incurs in relation to any such stamp duty, registration and notarisation fees and other similar Taxes.

13.4	Value Added Tax
(a)	All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is properly chargeable on any such consideration, such Obligor shall pay to such Finance Party (in addition to such consideration) an amount equal to the amount of such VAT unless the relevant Finance Party has voluntarily opted for the otherwise tax free service or supply to become subject to VAT.

(b)	If a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, such Obligor shall at the same time pay to such Finance Party, and indemnify such Finance Party for, all VAT properly incurred by such Finance Party in respect of such costs or expenses except to the extent that such Finance Party is entitled to repayment or credit in respect of such VAT.
14.	OTHER INDEMNITIES

14.1	Currency Indemnity
(a)	Following the occurrence of an Event of Default, any amount due from an Obligor to a Finance Party under a Finance Document, or any order, judgment or award given or made in relation to an amount due from an Obligor to a Finance Party under a Finance Document, has to be converted from the currency in which such amount is payable into another currency for the purpose of:
(i)	making or filing a claim or proof against such Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, then such Obligor shall, as an independent obligation, within five Business Days after demand, indemnify such Finance Party for any cost, loss, expense or liability incurred by such Finance Party as a result of such conversion, including any such cost, loss or liability arising from a difference between (A) the rate of exchange used to convert such amount from one currency to the other currency and (B) the rate of exchange available to such Finance Party at the time of receipt by such Finance Party of such amount.
(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount due under any Finance Document in a currency other than the currency in which such amount is expressed to be payable under such Finance Document.
14.2	Indemnity to the Facility Agent

The Borrower shall, within five Business Days of demand, indemnify the Facility Agent against any cost, loss or liability properly incurred by the Facility Agent as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.3	Break Costs
(a)	The Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a LIBOR Loan or Overdue Amount being paid by the Borrower on a day other than the last day of an Interest Period for that LIBOR Loan or Overdue Amount.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
14.4	General Indemnity

The Borrower shall, within five Business Days after demand by a Finance Party, indemnify such Finance Party against any costs, expenses, liabilities and losses incurred by such Finance Party (including all interest and fees that accrue after the commencement of a case or proceeding under insolvency laws whether or not a claim is allowed), and not otherwise recovered by such Finance Party under Clause 14.3 (Break Costs), as a result of (a) the occurrence of an Event of Default, (b) the prepayment of any portion of any Loan on a date other than the last day of an Interest Period, (c) the failure by the Borrower to pay any amount when due hereunder, (d) the failure by the Borrower to borrow in accordance with a Utilisation Request delivered pursuant to Clause 4.1 (Utilisation Conditions to LIBOR Loans), or a Reference Rate Loan Request delivered pursuant to Clause 5.1 (Utilisation Conditions to Reference Rate Loans) or (e) the failure by the Borrower to make any prepayment in accordance with a notice of prepayment delivered pursuant to Clause 7 (Prepayment). Such Finance Party shall, as soon as reasonably practical after a demand by the Facility Agent, furnish to the Facility Agent a certificate confirming the amount of any such costs, expenses and losses and the calculation thereof. Such certificate shall, in the absence of manifest error, be prima facie evidence of such amounts.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally, jointly and severally:
(a)	guarantees to each Finance Party the punctual performance by each other Obligor of all of its Obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever an Obligor does not pay any Obligations when due under or in connection with any Finance Document, such Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees, as a primary obligation and not merely as a surety, to indemnify each Finance Party immediately on demand for any cost, loss, expense or liability incurred by such Finance Party as a result of any Obligation guaranteed by any Obligor being or becoming void, voidable, unenforceable, invalid or illegal, the amount of such cost, loss or liability being equal to the amount which such Finance Party would otherwise have been entitled to recover.

15.2	Continuing Guarantee

The guarantee of each Guarantor above is a continuing guarantee and shall extend to the ultimate balance of the Obligations payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Guarantor shall continue or be reinstated, as the case may be, as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of such security or payment from each Guarantor, as if such payment, discharge, avoidance or reduction had not occurred.
15.4	Waiver of Defences

Each Guarantor shall be liable under Clause 15 (Guarantee and Indemnity) as if it were the sole principal debtor and not merely a surety. Accordingly, its obligations under this Agreement shall not be affected by (and each Guarantor hereby irrevocably waives any defences it may now or hereafter acquire in any way relating to) any act, omission, matter or thing which, but for this Clause 15.4, would reduce, release or prejudice any of such obligations, including and whether or not known to it or any Finance Party:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(c)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or other person;

(d)	any amendment, variation or modification (however fundamental) or replacement of a Finance Document or any other document or security or any increase in the amount of the Facility;

(e)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(f)	any insolvency or similar proceedings;

(g)	the making or absence of any demand on any Obligor or any other person for payment or performance of any other obligations, or the application of any moneys at any time received from any Obligor or any other person;

(h)	the enforcement, perfecting or protecting of or absence of enforcement, perfecting or protecting of any security, guarantee or undertaking (including, without limitation, all or any of the obligations and liabilities of any Obligor or any other person);

(i)	the release, taking, giving or abstaining from taking of any security, guarantee or undertaking (including, without limitation, the Finance Documents);

(j)	any amalgamation, merger or change in constitution in relation to any Obligor, any Finance Party or any other person;

(k)	any Finance Party ceasing or refraining from giving credit or making loans or advances to or otherwise dealing with any Obligor or any other person or any other security, guarantee or undertaking;

(l)	the failure of any Finance Party to disclose to any Obligor or any other person any information relating to the business, assets, financial condition or prospects of any other Obligor or any other person now or hereafter known to such Finance Party (each Guarantor waiving any duty on the part of the Finance Parties to disclose such information);

(m)	any defence based on an election of remedies even though such election may have destroyed the Guarantors’ rights of subrogation or reimbursement against the principal; or

(n)	any other circumstance which, but for this provision, might operate to release or otherwise exonerate such Guarantor from its obligations hereunder.
15.5	Immediate Recourse

Each Guarantor waives any right it may have to first require any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or to claim payment from any person before claiming from such Guarantor hereunder. Such waiver applies regardless of any law or any provision of a Finance Document or any other document to the contrary.

15.6	No Discharge of Guarantors

It is specifically acknowledged and agreed that the Finance Parties may from time to time make any arrangement, compromise, waiver or other dealing with any Obligor or any other person in relation to any guarantee or other obligations under the Finance Documents or any other document which such Finance Parties may think fit and no such arrangement, compromise, waiver or other dealing shall exonerate or discharge any other Obligor or any other person from its obligations under the Finance Documents or any other document.

15.7	Obligations Continuing
(a)	Each Obligor’s obligations under this Agreement are and will remain in full force and effect by way of continuing security until no sum remains to be lent or remains payable under this Agreement. Furthermore, those obligations are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of any person, whether from that Obligor or otherwise and each Obligor waives any right it may have to require any Finance Party to enforce any such security, guarantee or indemnity before claiming against it.

(b)	The guarantee contained in this Clause 15 shall remain in full force and effect and continue to be effective should (i) any petition be filed by or against any Obligor or any Guarantor for liquidation or reorganisation, (ii) any Obligor or any Guarantor become insolvent or make an assignment for the benefit of creditors or (iii) a receiver or trustee be appointed for all or any significant part of such Obligor’s or such Guarantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any Finance Party, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the guarantee obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
15.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by such Finance Party (or any trustee or agent on its behalf) in respect of such amounts or apply and enforce the same in such manner and order as it sees fit (whether against such amounts or otherwise), and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in a Cash Collateral Account any moneys received from any Guarantor or on account of any Guarantor’s liability hereunder.
15.9	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and all Commitments terminated and unless the Facility Agent otherwise directs, no Guarantor shall exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by any other Obligor or any other person;

(b)	to claim any contribution or reimbursement from any other Guarantor of any Obligor’s obligations under the Finance Documents (or any other documents); or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party, and any amount received or recovered by such Guarantor as a result of any such right shall be held in trust and (and in circumstances where trust arrangements are not recognised as a matter of applicable local law) as agent for the Finance Parties and immediately paid to the Facility Agent.

15.10	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

15.11	Avoidance of Payments

Each Obligor shall on demand indemnify the Facility Agent and each other Finance Party against any funding or other cost, loss, expense or liability sustained or incurred by it as a result of it being required for any reason to refund all or part of any amount received or recovered by it from such Obligor in respect of any sum payable by the Borrower under the Finance Documents.

15.12	Certificate

A certificate of the Facility Agent as to any amount due from any Obligor under any Finance Document shall, in the absence of manifest error, be prima facie evidence of such amount as against each Guarantor.

15.13	Limitations for US Guarantors
(a)	This Clause 15.13 shall apply to any guarantee (hereinafter a “US Guarantee”) granted to any Finance Party by a Guarantor organized under the laws of the USA or any state thereof (hereinafter a “US Guarantor”). The US Guarantor and each Finance Party (by its acceptance of the benefits of the US Guarantee) hereby confirms that it is its intention that the US Guarantee shall not constitute a fraudulent transfer or conveyance for the purposes of any proceedings of the type referred to in paragraphs (g) to (m) (inclusive) of Clause 22 (Events of Default) or the Bankruptcy Code, any similar foreign, federal or state law for the relief of debtors, the US Uniform Fraudulent Conveyance Act, the US Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the obligations of the US Guarantor under this Clause 15.13.

(b)	Notwithstanding any provision in this Agreement to the contrary, the US Guarantor’s liability hereunder shall be limited to an amount not to exceed (as of any date of determination) the greater of:
(i)	the net amount of all Utilisations advanced under this Agreement or any other Finance Document to any other Obligor and directly or indirectly re-loaned or otherwise transferred to, incurred for the benefit of the US Guarantor, plus interest thereon at the applicable rate specified in this Agreement; or

(ii)	the amount which could be claimed by the Finance Parties from the US Guarantor under this Clause 15 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account among other things, the US Guarantor’s right of contribution and indemnification from each other Guarantor.
(c)	Nothing contained in this Clause 15 shall limit the liability of any Obligor with respect to any Utilisation made to it or for its direct benefit, for which it is and shall remain directly and primarily liable.

(d)	The US Guarantor acknowledges that the Obligations of the other Obligors guaranteed hereunder may at any time and from time to time exceed the maximum amount of the liability of the US Guarantor without impairing its guarantee under this Clause 15 or the rights and remedies of the Finance Parties.

(e)	To the extent that the US Guarantor shall make a payment under this Clause 15 of all or any of the Obligations of any other Obligor (a “Guarantor Payment”) which, taking into account all other payments then previously or concurrently made by the other Guarantors, exceed the amount that the US Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that the US Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors (as determined immediately prior to the making of such Guarantor Payment), then, following indefeasible payment in full in cash of all Obligations and termination of the Commitments, the US Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

As of any date of determination, the “Allocable Amount” of the US Guarantor shall be equal to the maximum amount of the claim that could then be recovered from the US Guarantor under this Clause 15 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law and the “Allocable Amount” of any other Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such other Guarantor without voiding or making unenforceable or illegal such liability or payment under applicable laws.
15.14	Limitation on Swiss Guarantors

If and to the extent that the Borrower or the Swiss Parent is liable pursuant to this Agreement for obligations other than obligations of one of its Subsidiaries or in relation to its own borrowings, then such obligations shall be (to the extent it is required under applicable law in force at the relevant time) limited to the extent and maximum amount of such Obligor’s respective profits and reserves available for distribution as dividends at the time or times payment is requested under this Agreement (i.e., the balance sheet profits and any freely disposable reserves, in each case determined in accordance with the relevant provisions of the Swiss Code of Obligations), as evidenced by an audited (interim) balance sheet and less Swiss withholding tax (if and to the extent required by applicable law in force at the relevant time, at the rate of currently 35%.)
16.	SECURITY
The obligations and liabilities of the Obligors to the Finance Parties under the Finance Documents shall be secured for the duration of the Term by the interests and rights granted in favour of the Security Agent, inter alia, as agent and/or, as the case may be, trustee for the Finance Parties under the Security Documents.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Representations and Warranties

The Borrower and each of the Guarantors (other than, in the case of paragraphs (m), (n), (v), (z), (bb), the US Parent) represents and warrants to each of the Finance Parties, for itself and such of its Subsidiaries as are specified only, that:
(a)	Status It is a company or partnership, duly incorporated or organised and validly existing under the laws of its jurisdiction of incorporation or organisation, possesses the capacity to sue and be sued in its own name and has the power to own its property and assets and carry on its business as it is now being and will be conducted.

(b)	Powers and Authority It has the power and capacity to (i) execute, deliver and exercise its rights and perform its obligations under each Finance Document to which it is a party; (ii) carry out the transactions contemplated by those documents and has taken all necessary corporate, shareholder and other action to authorise the execution, delivery and performance of those documents and transactions; and (iii) make each of the Finance Documents to which it is a party admissible in evidence in the courts of the jurisdiction to which it has submitted in such Finance Document.

(c)	Legal Validity each Finance Document to which it is or will become a party (when executed by it or on its behalf) will constitute, its legal, valid, binding and enforceable obligations and (without limiting the generality of the foregoing) any Security Document to which it is a party creates the security interests which that Security Document purports to create or, as the case may be, accurately evidences a security interest which has been validly created.

(d)	Non Conflict The entry into and performance by it of each Finance Document to which it is a party and the transactions to be implemented pursuant thereto do not and will not conflict with:
(i)	any applicable law or regulation or any legally binding order of any Governmental Authority, or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it; or

(ii)	the provisions of its constitutional or governing documents or any of its resolutions (having current effect); or

(iii)	any material agreement or instrument to which it is a party or which is binding upon it or on its assets,

nor will it result in the creation or imposition of any Encumbrance on any of its assets (save for any Encumbrance created pursuant to the Security Documents).
(e)	Insolvency
(i)	It has neither taken any corporate action nor have any steps (including the filing of a petition or making of an application or otherwise) been taken or legal proceedings started or, to the best of its knowledge or belief, threatened against it by any person:
(A)	for its winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise); or

(B)	for the enforcement of any Encumbrance over all or any material part of its assets or all or any material part of its assets; or

(C)	for the appointment of a receiver, administrator, administrative receiver, receiver and manager, manager, trustee or similar officer in respect of it or in respect of any material part or all of its assets or revenues; or

(D)	any other similar events under any applicable law in any jurisdiction.
(ii)	Paragraph (i) above shall not apply to:
(A)	any frivolous or vexatious step or proceeding which is dismissed, withdrawn or discharged, within 10 days of being presented; or

(B)	any solvent liquidation or reorganisation previously approved by the Facility Agent in writing.
(iii)	it is neither insolvent nor unable to pay its debts as they fall due, nor could it be deemed by a court to be unable to pay its debts, in each case within the meaning of the law of the jurisdiction in which it is incorporated, nor does it lack capital sufficient to carry on its business as conducted or proposed to be conducted, nor, in any such case, will it become so in consequence of entering into any Finance Document to which it is a party and/or performing any transaction contemplated by any Finance Document to which it is a party.
(f)	No Default
(i)	No Default has occurred and is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(ii)	No other event or circumstance is outstanding that constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which could reasonably be expected to have a Material Adverse Effect.
(g)	Consents Any and all authorisations, approvals, consents, licences, exemptions and other matters required on the part of any Obligor pursuant to any applicable law or in consequence of (i) the entry into and performance by it of and/or the validity of any of the Finance Documents to which it is a party or to carry out the transactions contemplated thereby and/or (ii) the continued carrying on of its business, have been obtained or made and are in full force and effect or will be obtained or made and will be in full force and effect prior to the date required by applicable law, save for filings, records or registrations required in relation to the security constituted by the Security Documents (each Obligor will take all necessary actions to enable the Security Agent to affect all such filings and registrations within the applicable time periods).

(h)	Governing Law and Enforcement In any legal proceedings taken in its Relevant Jurisdiction, the choice of law expressed in each Finance Document to be its governing law and any judgment obtained in the Relevant Jurisdiction in relation to a Finance Document will be recognised and enforced.

(i)	No Filing or Stamp Taxes Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than those filings which are necessary in connection with the Security Documents (including the perfection of Security constituted thereby) and as otherwise expressly provided in the relevant Finance Documents, which registrations, filings, taxes and fees will be made and paid promptly after the date of the relevant Finance Document.

(j)	Financial Information and Base Financial Statements
(i)	Its Financial Statements most recently delivered to the Facility Agent under Clause 18.1 (Financial Statements): (A) have been prepared, save as disclosed in notes to or accompanying those Financial Statements, in accordance with the provisions of Clause 18.6 (Accounting Standards); (B) fairly represent in accordance with the Approved Accounting Principles its and (if consolidated Financial Statements) its Subsidiaries’ financial position as at the date to which the same were prepared and/or (as appropriate) the results of operations and (in the case of annual Financial Statements) changes in financial position during the Financial Year concerned; and (C) show all material liabilities (contingent or otherwise) of the Group as at such date.

(ii)	Each of the information, reports and documents delivered to the Facility Agent under Clause 18.3 (Notifications) was true and accurate in all material respects as of the date thereof and did not omit any material information required to be included therein in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(iii)	All forecasts and projections provided by or on behalf of an Obligor to the Facility Agent under or in connection with this Agreement were arrived at after due and careful consideration, were (at the time such forecasts and projections were made) fair and were based on assumptions believed to be reasonable when made.

(iv)	The Base Financial Statements:
(A)	have been prepared in accordance with Approved Accounting Principles consistently applied;

(B)	fairly represent in accordance with the Approved Accounting Principles, the consolidated financial condition and results of operations of the Group as at and for the accounting period ended the date to which they were drawn up; and

(C)	do not include or consolidate the results of any company or business which is not part of the Group.
(v)	On or prior to the first Utilisation Date, there has been no material adverse change in its assets, business or financial condition (or, in the case of the US Parent, the assets, business or financial condition of the Group) and no event has occurred in relation to it which has had or could reasonably be expected to otherwise have a Material Adverse Effect since the latest date to which any of the Base Financial Statements were drawn up (or in the case of the projections listed in paragraph (c) of the definition of Base Financial Statements, the date on which they were prepared).
(k)	Litigation No litigation, arbitration or administrative or regulatory proceedings or investigations for which process or initiation claims have been served on it or any of its Subsidiaries exist and no litigation, arbitration, administrative or regulatory proceedings involving it are pending or, to the best of its knowledge or belief, threatened, which, in each case, are reasonably likely to be determined adversely to it and which, if so adversely determined, would reasonably be expected to have a Material Adverse Effect.

(l)	Tax No claims are being or are reasonably likely to be asserted against it with respect to Taxes which are reasonably likely to be determined adversely to it and which, if so adversely determined, would reasonably be expected to have a Material Adverse Effect. It is not overdue, including applicable extensions of time to file, in the filing of any Tax returns required to be filed and it has paid all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than any Taxes being contested in good faith by appropriate process in respect of which appropriate reserves are being maintained in accordance with Approved Accounting Principles), the failure to file, non payment, or a claim for payment, of which would reasonably be expected to have a Material Adverse Effect.

(m)	Encumbrances No Encumbrance (or agreement to create the same) exists on or over its assets save for Permitted Encumbrances.

(n)	Indebtedness It has not incurred (or agreed to incur) any Indebtedness save for Permitted Indebtedness.

(o)	Information All written information, representations, warranties and statements made or provided by or on behalf of the Obligors comprised in the Information was true and accurate (or, in the case of information prepared and/or provided at the request of an Obligor by any person other than the Obligors or their advisors, was true and accurate to the best of its knowledge and belief) in all material respects at the date (if any) ascribed thereto in the Information or (if none) at the date of the relevant component of the Information. All expressions of opinion or intention and all forecasts and projections provided by the Obligors contained in the Information were arrived at after careful consideration, were at the date made fair and were based on assumptions believed to be reasonable at the time made. The Information as of its date was not misleading in any material respect and did not omit to disclose or take into account any matter known to any Obligor or any of its board of directors where failure to disclose or take into account such matter would result in the Information (or any information or projection contained therein) being misleading in any material respect, and nothing has occurred or come to light since the date of any of the Information which, insofar as any Obligor or any of its board of directors is aware, renders any material facts forming the basis thereof materially inaccurate or misleading or which makes any of the projections or forecasts contained therein unfair or unreasonable or renders any of the assumptions upon which the projections are based unfair or unreasonable.

(p)	No Breach of Laws

It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(q)	Share Capital and Group Structure

(i)	The shares or equivalent ownership interests of any Obligor which are expressed to be (or are required by any Finance Document to be or become) subject to any Security under any Security Document are duly authorised, validly issued, fully paid, non-assessable and freely transferable (other than restrictions solely deriving from applicable mandatory laws) and there are no moneys or liabilities outstanding or payable in respect of any share or equivalent ownership interests.

(ii)	No person has or is entitled to any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share capital or loan capital of any Obligor (including any right of pre-emption, conversion or exchange).

(iii)	The shares or equivalent ownership interests of (x) the Borrower are wholly owned by the Swiss Parent and (y) the Swiss Parent are wholly owned by the US Parent.

(iv)	There are no agreements (other than management or employees share option schemes) in force or corporate resolutions passed which require or might require the present or future share issue or allotment of any share capital or loan capital of any Obligor (including any right of pre-emption, conversion or exchange).

(v)	The shares or equivalent ownership interests of any Obligor which are expressed to be (or are required by any Finance Document to be or become) subject to any Security under any Security Document constitute all the share capital of the relevant member of the Group.

(vi)	The Group Structure Chart is complete and accurate as to the Obligors in all material respects as of the Signing Date.
(r)	Ownership of Assets

It has legal and beneficial title to or valid leases or licences of or is otherwise entitled to use all assets (i) necessary to conduct its business except to the extent the absence of which would not reasonably be expected to have a Material Adverse Effect and (ii) in respect of which the Security has been granted.

(s)	Ranking The Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Encumbrance (other than any Encumbrance mandatorily preferred by law).

(t)	Documents All documents delivered to the Facility Agent by or on behalf of any Obligor pursuant to the Finance Documents on or prior to the Signing Date were genuine, and in the case of copy documents, were true, complete and accurate copies in all material respects of originals, which had not been amended, varied, supplemented or superseded in any way which would be likely to adversely affect the interests of the Lenders under the Finance Documents in any material respect.

(u)	Environmental Matters
(i)	It has obtained any and all requisite Environmental Licences required for the carrying on of its business as currently conducted and have at all times complied in all material respects with (A) the terms and conditions of such Environmental Licences and (B) all other applicable Environmental Laws which in each case, if not complied with or obtained, would reasonably be expected to result in a Material Adverse Effect and there are, to its knowledge, no circumstances which may prevent or interfere with such compliance in the future.

(ii)	No Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any site or premises (whether in respect of any site previously or currently owned, leased, occupied or controlled by it and including any offsite waste management or disposal location utilised by it in circumstances where this would be likely to result in the imposition of a liability on it which would result in a Material Adverse Effect.

(iii)	There is no Environmental Claim (whether in respect of any site previously or currently owned, leased, occupied or controlled by it and including any offsite waste management or disposal location utilised by it) pending or (to the best of its knowledge and belief after due and careful enquiry) threatened, and there are no past or present acts, omissions, events or circumstances that would be likely to form the basis of any Environmental Claim (whether in respect of any site previously or currently owned, leased, occupied or controlled by it and including any offsite waste management or disposal location utilised by it), against it which in each case is reasonably likely to be determined against it and which if so determined would reasonably be expected to result in a Material Adverse Effect.
(v)	Intellectual Property
(i)	So far as it is aware, it owns or has the legal right to use all of the Intellectual Property Rights which are material to the conduct of its business or are required by it in order for it (or them) to carry on its business in all material respects.

(ii)	So far as it is aware, its operations do not infringe any Intellectual Property Rights held by any third party which infringement has or would reasonably be expected to have a Material Adverse Effect.

(iii)	No written claim by any third party alleging any infringement of, or any litigation proceedings relating to, registered Intellectual Property Rights owned by itself which would reasonably be expected to have a Material Adverse Effect remain outstanding.
(w)	Pensions and ERISA Compliance
(i)	Each Plan is, in form and operation, in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favourable determination letter from the IRS and to the best knowledge of the Obligors, nothing has occurred (that has not been corrected in accordance with procedures established by the IRS) which would cause the loss of such qualification. The Obligors and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(ii)	There are, to the best knowledge of the Obligors, no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Foreign Plan which has had or could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or Foreign Plan which had or could reasonably be expected to have a Material Adverse Effect. There are, to the best knowledge of the Obligors, no circumstances that could reasonably be expected to result in (i) any liability with respect to any Plan or Foreign Plan, which liability is not fully funded or fully insured and which could reasonably be expected to have a Material Adverse Effect; or (ii) any liability for failure to provide Foreign Benefits which could reasonably be expected to have a Material Adverse Effect.

(iii)	(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has incurred an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412(a) of the Code as of the end of the most recently completed plan year; (iii) neither the Obligors nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Obligors nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Obligors nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and that could reasonably be expected to have a Material Adverse Effect.

(iv)	Each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations, orders and trust documentation and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Plan have been timely made. The accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, as of the end of the most recently ended fiscal year of each such Foreign Plan (determined in accordance with current statutory requirements and on the basis of reasonable actuarial assumptions under Approved Accounting Principles) did not exceed the fair market value of assets held by or attributed to such Foreign Plan. The accrued benefit liabilities (whether or not vested) under each Foreign Plan which is not funded have been appropriately reflected on the books and records of the applicable member of the Group in accordance with local law, past practice and Approved Accounting Principles in the relevant jurisdiction of that member of the Group.

(v)	Each Foreign Plan which is funded has been, as of the end of the most recently ended fiscal year of such Foreign Plan, funded to at least the minimum level required by law or, if higher, the minimum level required by the terms of its governing documentation.
(x)	Accounting reference date The Accounting Reference Date of each Obligor is 31 December.

(y)	US Government Regulations
(i)	It is not an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the US Investment Company Act of 1940, as amended. Neither the making of any Utilisation, nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such act or any rule, regulation or order of the US Securities and Exchange Commission thereunder.

(ii)	It is not a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the US Public Utility Holding Company Act of 1935, as amended. It is not subject to regulation under any US federal or state law or regulation that restricts its ability to incur Indebtedness or perform its obligations under any Finance Document.

(iii)	No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U, T and X of the Board of Governors of the Federal Reserve System of the United States of America) as in effect from time to time, and no proceeds of any Utilisation will be used to purchase or carry any margin stock, to reduce or retire any Indebtedness incurred to purchase or carry margin stock, or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(z)	Insurance The insurances required by Clause 19.4 (Insurance) are in full force and effect as required by this Agreement and no event or circumstance has occurred which would entitle any insurer to reduce or avoid its liability under any such insurance where such event, circumstance or failure could reasonably be expected to have a Material Adverse Effect.

(aa)	Receivables
(i)	Each existing Receivable of the Borrower represents, and each future Receivable of the Borrower will represent, a bona fide sale or lease and delivery of goods by the Borrower, or the rendering of services by the Borrower in the ordinary course of the Borrower’s business.

(ii)	Each existing Eligible Receivable of the Borrower is, and each future Eligible Receivable of the Borrower will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Facility Agent.

(iii)	No payment will be received with respect to any Receivable of the Borrower, and no credit, discount, or extension, or agreement therefor will be granted on any Receivable of the Borrower, except as reported to the Facility Agent in accordance with this Agreement.

(iv)	Each copy of an invoice delivered to the Facility Agent will be a genuine copy of the original invoice sent to the Account Debtor named in it.

(v)	All goods described in any invoice representing a sale of goods will have been delivered or dispatched to the Account Debtor and all services of the Borrower described in any invoice will have been performed.

(vi)	Each existing Eligible Receivable of the Borrower, and each future Eligible Receivable of the Borrower is legally and beneficially owned by it with good title and is not subject to any Encumbrance other than Permitted Encumbrances arising under sub-clause (a) of such definition.

(vii)	Each Eligible Receivable may be assigned to the Security Agent under the terms and conditions and the laws applicable to such Eligible Receivable.

(viii)	Each Borrowing Base Certificate and the information delivered to the Facility Agent by the Borrower pursuant to Clause 18.8 (Collateral Reporting) will be true, complete and accurate in all material respects when delivered.
(bb)	No Financial Assistance The entry into and performance of all obligations under the Finance Documents shall not breach or otherwise violate any laws or regulations prohibiting the granting of “financial assistance” or equivalent provisions in any jurisdictions.

(cc)	Anti-Terrorism Laws None of the Borrower or its Affiliates is in violation of any Anti-Terrorism Law, or engages in or conspires to engage in any transaction that attempts to violate, or otherwise evades or avoids (or has the purpose of evading or avoiding) any prohibitions set forth in any Anti-Terrorism Law. None of the Borrower or its Affiliates (a) is a Blocked Person; (b) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (c) has any of its assets in a Blocked Person; (d); deals in, or otherwise engages in any transaction relating to, any assets blocked pursuant to Executive Order No. 13224; or (e) derives any of its operating income from investments in or transactions with a Blocked Person.
17.2	Repetition

The representations and warranties set out in Clause 17.1 (Representations and Warranties) shall survive the execution of this Agreement and the making of each Utilisation hereunder and:
(a)	in the case of each Obligor party hereto, are made on the date of execution of this Agreement and on the date of the first Utilisation; and

(b)	with the exception of the representations and warranties set out in paragraphs, (e), (f)(ii), (i), (j)(v), (o), (q)(ii), (iii), (iv), (v) and (vi) and (x), of Clause 17.1 (Representations and Warranties) which shall not be repeated after the date of the first Utilisation, and Clause 17.1(t) and (aa)(viii) (Representations and Warranties) which shall be made or repeated once only with respect to each document therein referred to on the date of delivery of such document), the representations and warranties set out in Clause 17.1 (Representations and Warranties) are deemed to be repeated by each relevant Obligor on the date of each Utilisation Request the date of each Utilisation and on each Interest Payment Date with reference to the facts and circumstances then existing.

18.	INFORMATION UNDERTAKINGS
Unless otherwise agreed in writing by the Majority Lenders (acting reasonably), as long as any Obligations or any Commitments remain outstanding each Obligor agrees to the following undertakings with each of the Finance Parties.
18.1	Financial Statements

The US Parent and the Borrower shall furnish or procure that there shall be furnished to the Facility Agent (for the avoidance of doubt, Financial Statements required to be publicly filed by the US Parent with the Securities and Exchange Commission may be furnished by way of electronic transmission; provided that the Facility Agent shall be entitled to require that the same be furnished in hard copy (or other acceptable format) in the event of its or any Lenders difficulty in accessing the same):
(a)	as soon as practicable (and in any event within 90 days) after the end of each Financial Year of the Group, the audited consolidated financial statements of the US Parent and the Group and the Borrower Reporting Package for and as at the end of such Financial Year;

(b)	as soon as practicable (and in any event within 45 days) after the end of each Financial Quarter commencing after the date of this Agreement, the unaudited consolidated financial statements of the US Parent and the Group and the Borrower Reporting Package for and as at the end of the relevant Financial Quarter (together, the “Quarterly Accounts”);

(c)	as soon as practicable (and in any event within 30 days) after the end of each monthly accounting period commencing with the first monthly accounting period to commence after the date of this Agreement, the Borrower Reporting Package for and as at the end of such monthly accounting period; and

(d)	as soon as practicable (and in any event not later than the date falling 60 days after the start of each Financial Year) the projections of the Group and the Borrower’s financial condition, results of operations and, with respect to the Group, cashflow for the next following Financial Year (the “Projections”).
18.2	Compliance

Each of the US Parent, the Swiss Parent and the Borrower shall ensure that:
(a)	each set of annual Financial Statements (excluding the Borrower Reporting Package) delivered pursuant to paragraph (a) of Clause 18.1 (Financial Statements) shall be accompanied by a report signed by the Auditors in such form and with such content as the Facility Agent and such Auditors may agree (each acting reasonably); and

(b)	each set of Financial Statements delivered by it pursuant to paragraph (a) and (b) of Clause 18.1 (Financial Statements) shall be accompanied by a Compliance Certificate signed by one director or manager (gérant) of the relevant person.
18.3	Notifications

The Borrower shall furnish or procure that there shall be furnished to the Facility Agent in sufficient copies for each of the Lenders, promptly (unless otherwise stated):

(a)	after becoming aware of the same being instituted or threatened, details of any litigation, arbitration or administrative proceedings involving it or any other Obligor which would reasonably be expected to have a Material Adverse Effect;

(b)	such further information regarding its financial condition, business and assets and that of the Group and/or any member thereof (including any reasonably requested amplification or explanation of any item in any Financial Statements, forecasts, projections or other material provided by any Obligor hereunder) as the Facility Agent may reasonably request from time to time;

(c)	upon becoming aware of the same being instituted, each Environmental Claim which could reasonably be expected to result in a Material Adverse Effect;

(d)	upon becoming aware of the same, details of any labour dispute affecting any Obligor which has or would reasonably be expected to have a Material Adverse Effect;

(e)	details of all transfers of shares or equivalent ownership interests in the share capital of the Borrower or the Swiss Parent and details of any issue or transfer of shares or equivalent ownership interests in the capital of any member of the Group;

(f)	written details of any Default forthwith upon becoming aware of the same, and of all remedial steps being taken and proposed to be taken in respect of that Default;

(g)	details of any dividend payment or other distribution made by the Borrower or Swiss Parent in accordance with Clause 20.8 (Dividends); and

(h)	such information relating to its financial condition or operation, or those of its subsidiaries or relating to any of its assets which are subject to Encumbrances created or purported to be created by the Security Documents as the Facility Agent (or any Lender through the Facility Agent) may from time to time reasonably request.
18.4	Year-end
(a)	The US Parent shall not change its Accounting Reference Date and shall procure that each Financial Year-end of each member of the Group falls on the Accounting Reference Date.

(b)	The US Parent shall procure that each quarterly accounting period and each Financial Quarter of each member of the Group ends on a Quarter Date.
18.5	Audit

The US Parent will ensure that:
(a)	the annual Financial Statements to be delivered to the Facility Agent pursuant to paragraph (a) of Clause 18.1 (Financial Statements) are audited by the Auditors;

(b)	both it and each Obligor shall at all times have duly appointed Auditors or, in the event of resignation of the Auditors, shall appoint replacement Auditors within a reasonable time.
18.6	Accounting Standards
(a)	The US Parent and the Borrower shall ensure that each set of Quarterly Accounts shall be in a form reasonably acceptable to the Facility Agent and shall include a consolidated balance sheet and profit and loss account and, with respect to the US Parent on a consolidated basis, cashflow statement.

(b)	The US Parent and the Borrower shall procure that each set of monthly Financial Statements of the Borrower shall be in a form reasonably acceptable to the Facility Agent and include a balance sheet and profit and loss account.

(c)	The US Parent and the Borrower shall procure that each set of Financial Statements delivered pursuant to paragraphs (a), (b) and (c) of Clause 18.1 (Financial Statements) is prepared using Approved Accounting Principles (in the case of annual audited Financial Statements) or in a manner consistent with Approved Accounting Principles (in the case of such other Financial Statements), and is prepared using consistent accounting practices and financial reference periods, unless, in relation to any set of financial statements, the US Parent or the Borrower notifies the Facility Agent that there has been a change in Approved Accounting Principles, the accounting practices or reference periods and its Auditors (or, if appropriate, the Auditors of the Obligor), and delivers to the Facility Agent:
(i)	a description of any change necessary for those Financial Statements to reflect the Approved Accounting Principles, accounting practices and reference periods upon which the Base Financial Statements (if any) were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether the undertakings set forth in Clause 21 (Financial Covenants) have been complied with and to make an accurate comparison between the financial position indicated in those Financial Statements.
(d)	If the US Parent or the Borrower notifies the Facility Agent of a change in accordance with paragraph (c) above then the US Parent and the Borrower and the Facility Agent shall, at the Facility Agent’s request, enter into negotiations in good faith with a view to agreeing:
(i)	whether or not the change would reasonably be expected to result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the parties in accordance with their terms. Any reference in this Agreement to those Financial Statements shall be construed as a reference to those Financial Statements as adjusted to reflect the basis upon which the Base Financial Statements were prepared.
(e)	If no such agreement is reached within 45 days of that notification of change, the Facility Agent shall (if so requested by the Majority Lenders) instruct the Auditors or independent accountants (approved by the US Parent and the Borrower, such approval not to be unreasonably withheld or delayed) to determine any amendment to Clause 21 (Financial Covenants) (including the definitions in respect thereof) and any other terms of this Agreement which those Auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by those Auditors, or as the case may be, accountants. The reasonable cost and expense of those Auditors or accountants shall be for the account of the US Parent and the Borrower.
18.7	Borrowing Base Availability Determination
(a)	Subject to sub-clause (b) below, the Borrower shall:
(i)	deliver or procure the delivery of a Borrowing Base Certificate as a condition precedent to the Initial Funding Date (prepared as of the last day of the immediately preceding calendar month) and, following the Initial Funding Date, shall deliver or procure the delivery of the same as soon as available and in any event not later than the twentieth day following the last day of the preceding calendar month; or

(ii)	during the continuance of an Event of Default at such intervals as shall be requested by the Facility Agent.
(b)	At its option upon giving at least 60 days’ notice in writing to the Facility Agent, the Borrower may elect to deliver Borrowing Base Certificates on a weekly or daily basis as an alternative to delivery of such certificates monthly in accordance with sub- clause (a) above. Following such election:
(i)	in the event that the Borrower elects to deliver Borrowing Base Certificates on a weekly basis, the Borrower shall deliver or procure the delivery of the same (prepared as of the last day of the immediately preceding week) on or before 11:00 a.m. (London time) on the Tuesday following the end of the preceding week; and

(ii)	in the event that the Borrower elects to deliver Borrowing Base Certificates on a daily basis, the Borrower shall deliver or procure the delivery of the same (prepared as of the day just ended) on or before 11:00 a.m. (London time) of each Business Day.
(c)	The Borrower may elect to change the timing of delivery of Borrowing Base Certificates following any initial election pursuant to sub-clause (b) above upon the giving of at least 60 days’ notice in writing to the Facility Agent to deliver such certificates, daily, weekly or monthly as applicable. The Borrower may only make two such elections in any calendar year,

(d)	Each Borrowing Base Certificate shall:
(i)	be executed by an Authorised Signatory of the Borrower; and

(ii)	contain such information as to Eligible Receivables as the Facility Agent may reasonably request.
(e)	Subject to paragraph (f) below, upon receiving at least five Business Days’ notice from the Facility Agent (or without notice following an Event of Default which is continuing), the Borrower will permit the Facility Agent or any person authorised by the Facility Agent to have access to its premises during ordinary business hours (and, following the occurrence of an Event of Default, without limitation) to carry out (at the Borrower’s sole cost and expense) such inspections, investigations, audits, evaluations and reviews as the Facility Agent shall reasonably (unless a Default has occurred and is continuing) require in connection with:
(i)	the calculation of Borrowing Base Availability of the Borrower;

(ii)	following the occurrence of any Event of Default, the operating facilities and practices of the Borrower; and

(iii)	the Receivables (including such test and physical verifications of the Receivables in such manner and through such medium as the Facility Agent reasonably considers advisable), and the Borrower shall furnish all such reasonable assistance and information as the Facility Agent may require in connection therewith.

(f)	Unless an Event of Default is continuing, the Facility Agent may only exercise its rights in relation to paragraphs (e)(i), (ii) and (iii) above, once in any three month period.

(g)	Following the Initial Funding Date, the Borrower shall promptly notify the Facility Agent in writing in the event that at any time the Borrower receives or otherwise gains knowledge that any of the conditions listed in Clause 3.2(a) (Additional Conditions Precedent) is no longer true as a result of a decrease therein, in which case such notice shall also include the amount of such excess.

(h)	Promptly following receipt, the Facility Agent shall deliver to each Lender a copy of each Borrowing Base Certificate received from the Borrower.
18.8	Collateral Reporting

The Borrower shall deliver the following information and documents at the following times with all amounts expressed in Dollars and otherwise in form and substance satisfactory to the Facility Agent in respect of the Borrower:
(a)	on a monthly basis and in any event no later than the twentieth day following the last day of the preceding calendar month, a schedule of Receivables, collections received and credits issued, together with such further information, reports and copies of documents regarding Receivables as the Facility Agent may from time to time request;

(b)	as soon as practicable and in any event not later than the twentieth day following the last day of the preceding calendar month or (following the occurrence of a Default which is continuing) at such times as the Facility Agent may request:
(i)	ageings of creditors, together with details of each relevant creditor’s name and account number, and ageing categorised as falling (v) current, (w) 1 to 30 days past due, (x) 31 to 60 days past due, (y) 61-90 days past due and (z) 90 to 120 days past due; and

(ii)	ageings of Receivables by customer, together with details of each relevant customer’s name, account number and full address, each invoice number and currency, and ageing categorised as falling (v) current, (w) 1 to 30 days past due, (x) 31 to 60 days past due, (y) 61-90 days past due and (z) 90 to 120 days past due, in each case in respect of the immediately preceding calendar month;
(c)	promptly upon becoming aware of the same, details of any Receivables which have become or are purported to be, by the relevant Account Debtor or otherwise, subject to any prohibitions or restriction on charge or assignment; and

(d)	at the Facility Agent’s request, copies of invoices, credit notes, shipping and delivery documents.
18.9	Minimum Available Cash Reporting

If at any time, the Available Cash of the US Parent falls below US$150,000,000 then the US Parent shall promptly notify the Facility Agent in writing and, thereafter, shall deliver or procure the delivery to the Facility Agent on a monthly basis and in any event not later than the twentieth day following the last day of the preceding calendar month:
(a)	a schedule certified by an Authorised Signatory of the US Parent detailing:
(i)	the total value of Available Cash held on deposit in bank accounts in accordance with and as required by Clause 19.14 (Minimum Available Cash) as at the end of each calendar month and for each day of the preceding month; and

(ii)	details of the bank at which the relevant Available Cash is held, including account number, bank name, bank address, Available Cash balances and the name of the account holder; and
(b)	evidence in form and substance reasonably satisfactory to the Facility Agent from each relevant bank verifying the Available Cash and other information provided by the US Parent in accordance with this Clause 18.9;
provided, however, that the US Parent shall no longer be obliged to deliver the schedule and evidence specified in respect of a particular drop in Available Cash below US$150,000,000 in the event that the US Parent has demonstrated to the satisfaction of the Facility Agent that the Minimum Available Cash of the US Parent has exceeded US$150,000,000 for each of the preceding 60 days.
18.10	“Know your Customer” Checks and USA Patriot Act Notice
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws pursuant to the transactions contemplated in the Finance Documents.

(c)	Each of the Lenders hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
19.	AFFIRMATIVE UNDERTAKINGS
Unless otherwise agreed in writing by the Majority Lenders, as long as any Obligations or any Commitment remain outstanding, without the written consent of the Majority Lenders, the Borrower and each Guarantor (to the extent specified) agrees the following undertakings with each of the Finance Parties.
19.1	Preservation of Assets

The Borrower shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable for the conduct of its business from time to time.
19.2	Pari Passu Ranking

Each Obligor shall ensure that its Obligations under the Finance Documents rank and will at all times rank at least pari passu in right of priority and payment and in point of security (save by reason of and to the extent of the security afforded thereto by the Security Documents) with the claims of all its other present and future unsecured and unsubordinated creditors, other than obligations applicable generally to companies incorporated in its Relevant Jurisdiction which have priority by operation of law (including in respect of employees’ remuneration, Taxes and like obligations).
19.3	Environmental and Health Matters

The Borrower will:
(a)	obtain all Environmental Licences required in connection with its business and comply with (i) the terms and conditions of those Environmental Licences and (ii) all Environmental Laws to which it is subject in each case where failure to do so would reasonably be expected to result in a Material Adverse Effect; and

(b)	promptly upon receipt of the same, notify the Facility Agent of any claim, notice or other communication served on it in respect of any alleged breach of or corrective or remedial obligation or liability under any Environmental Law which could reasonably be expected to result in a Material Adverse Effect.
19.4	Insurance
(a)	The Borrower will procure and maintain appropriate public liability insurance, and product liability insurance and otherwise insure and keep insured all its property and assets of an insurable nature and which are customarily insured (either generally or by companies carrying on a similar business) against loss or damage by fire and other risks normally insured against by prudent persons carrying on the same class of business as that carried on by it in a similar location and in a sum or sums and with deductibles and other terms consistent with prudent market practice for companies carrying on a similar business in a similar location with insurance providers acceptable to the Facility Agent (acting reasonably).

(b)	The Borrower will procure that the insurance provider makes an endorsement on the policy naming the Security Agent as an additional insured in respect of such policy.
19.5	Compliance with Laws

The Borrower and the Guarantors will comply in all material respects with all applicable laws (including Environmental Laws and Anti-Terrorism Laws), rules, directives, regulations and orders of any governmental authority, whether domestic or foreign, having jurisdiction over it or any of its assets if (other than a failure to comply with Anti-Terrorism Laws) failure so to comply has or could reasonably be expected to have a Material Adverse Effect.
19.6	Consents

Each Obligor will promptly obtain, renew (by making all necessary filings or otherwise) from time to time and maintain in full force and effect, and if so requested promptly furnish certified copies to the Facility Agent of all such material filings, authorisations, approvals, consents, licences (including Environmental Licences) and exemptions as may be required under any applicable law or regulation:
(a)	to enable each Obligor to enter into and perform its respective material obligations under the Finance Documents to which it is a party or required for the validity or enforceability of such Finance Documents or of any security provided for thereby; and/or

(b)	to carry on its business in the ordinary course as it is being conducted from time to time where failure to obtain, renew or maintain any such filing, authorisation, approval, consent, licence or exemption or non-compliance with the terms of the same could reasonably be expected to have a Material Adverse Effect.
19.7	Pension Schemes
(a)	The US Parent shall ensure that all Pension Plans and Foreign Plans which are funded, or required to be funded, are funded in accordance with current statutory requirements and on the basis of reasonable actuarial assumptions and Approved Accounting Principles and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or would reasonably be expected to have a Material Adverse Effect.

(b)	The US Parent shall ensure that no Obligor establishes any defined benefit occupational pension scheme (other than where it is mandatory to establish a defined benefit occupational pension scheme at law).

(c)	The US Parent shall deliver or procure delivery to the Facility Agent as soon as reasonably practicable following the preparation of those reports as are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the US Parent), actuarial reports in relation to all pension schemes mentioned in paragraph (a) above.

(d)	The US Parent shall ensure that Obligor, nor any ERISA Affiliate, will cause or permit to occur (i) an event which could result in the imposition of an Encumbrance under Section 412 of the Code or Section 302 or 4068 of ERISA or (ii) an ERISA Event which has or would reasonably be expected to have a Material Adverse Effect.
19.8	Intellectual Property

The Borrower shall take all reasonable and practical steps to preserve and enforce all of the Intellectual Property Rights which are material to the conduct of its businesses or which are required by it in order for it to carry on its businesses in all material respects.
19.9	Tax

Each Obligor shall comply in all material respects with all Taxation laws in all jurisdictions in which they are respectively subject to Taxation and shall promptly pay all Taxes shown to be due on any Tax returns required to be filed by it and them or on any assessments made against it and them prior to penalties being incurred (other than to the extent they are being contested in good faith by appropriate process in respect of which adequate reserves are being maintained), and where the failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect. Each Obligor shall pay all Taxes with respect to the execution of any of the Finance Documents and the exercise of any rights or remedies thereunder as contemplated therein.
19.10	Security
(a)	Without prejudice to the obligations of the Obligors under the Security Documents, each Obligor shall take all such action (the cost of such action to be borne by such Obligor):
(i)	as the Facility Agent or the Security Agent may require (acting reasonably) for the purpose of perfecting or protecting the Finance Parties’ rights under and preserving the security interests intended to be created or evidenced by any of the Finance Documents; and

(ii)	as the Facility Agent or the Security Agent may require following the making of any declaration pursuant to Clause 22.2 (Acceleration and Cancellation) or 22.3 (Utilisations Due on Demand) for facilitating the realisation of any such security or any part thereof.
(b)	Each Obligor shall ensure that each Security Document to which it is a party creates the security interest which that Security Document purports to create or, if that Security Document purports to evidence a security interest, accurately evidences a security interest which has been validly created and that each security interest ranks in priority as specified in the Security Document creating or evidencing that interest.

19.11	Cash Management
(a)	The Borrower shall establish with the Facility Agent, a cash management system acceptable to the Facility Agent, including on the terms set out below.

(b)	The Borrower shall ensure that any Existing Collection Account is closed within 90 days of the date of this Agreement or as soon as practicable thereafter. Notwithstanding the foregoing, the Borrower shall procure that each Third Party Account Bank with whom it holds an Existing Collection Account establishes and effects an automatic (and where this is not practically possible, a manual) cash sweeping mechanism on each Existing Collection Account to transfer all monies standing to the credit of such Existing Collection Account at the end of each Business Day to the Collection Account of the Borrower or, prior to the establishment of such Collection Accounts, such accounts as the Facility Agent shall direct. In addition, the Borrower shall procure that no Third Party Account Bank shall make any payment from any Existing Collection Account other than any payment to be made to a Collection Account, or, prior to the establishment of such Collection Accounts, to such accounts as the Facility Agent shall direct, under the automatic (or manual, as the case may be) cash sweeping mechanism described above and other than to pay its customary banking charges in connection with such account.

(c)	The Borrower shall, as soon as practicable, notify each of its Account Debtors to make all future payments in respect of Receivables to the Collection Account of the Borrower. Each invoice sent to an Account Debtor by the Borrower shall specify the relevant Collection Account to which such Account Debtor is to make payments in respect of Receivables and, if instructed by the Facility Agent following the occurrence of an Event of Default which is continuing, notify the Account Debtor that the relevant Receivable is subject to an Encumbrance. For the avoidance of doubt, following the occurrence of an Event of Default which is continuing, the Agents (and its delegates, agents and nominees) shall be authorised and entitled to notify directly any Account Debtors of the existence of the Security and instruct the Account Debtors to make payments in respect of Receivables as it shall direct. The Borrower shall procure that any amounts received or to be received by it in respect of Receivables coming into existence after the date of this Agreement are paid by the relevant Account Debtor directly into the Collection Account or, prior to the establishment of such Collection Account, to such account as the Facility Agent shall direct, such Collection Account to be established and maintained by the Borrower with the Security Agent and subject to a first priority Encumbrance in favour of the Security Agent governed by the law of location of such accounts and in form and substance satisfactory to the Facility Agent (acting reasonably) and that any other amounts received by it are swept into such account as stated above.

(d)	The Borrower shall at all times utilise its cash balances so as to (i) reduce amounts outstanding under the Revolving Facility or to minimise utilisation of the Revolving Facility, (ii) service the interest and principal payable on the Revolving Facility and (iii) pay any of its other Obligations; provided, however, that unless an Event of Default has occurred and is continuing (or the Facility Agent shall have in its discretion acting in good faith otherwise direct), the Borrower shall not be obliged to use such cash balances to immediately repay outstanding Loans.
19.12	Maintenance

The Borrower:

(a)	shall maintain management and operating procedures to enable it to comply with the terms of this Agreement and the other Finance Documents; and

(b)	shall maintain at all times, books, records and accounts which are complete and correct in all material respects and in relation to which timely entries are made of their transactions in accordance with Approved Accounting Principles; and

(c)	shall by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all Taxes and proper provision for depreciation and amortisation of any property or asset and bad debts, all in accordance with Approved Accounting Principles; and

(d)	shall maintain at all times books and records pertaining to any applicable Collateral in such detail, form and scope as the Facility Agent shall reasonably require, including without limitation records of all payments received and all credits and extensions granted with respect to the Receivables, and all other material dealings affecting the Collateral.
19.13	Maintenance of Existence

Each Obligor will do all things necessary to maintain its corporate existence, save as otherwise permitted by this Agreement.
19.14	Minimum Available Cash

The US Parent shall at all times maintain freely available and accessible cash balances or Cash Equivalents which are not subject to any Encumbrances (other than those arising pursuant to the Finance Documents) (“Available Cash”) in an amount at least equal to US$100,000,000 (“Minimum Available Cash”). For purposes of determining the US Parent’s compliance with this Clause 19.14, the US Parent shall be entitled to include Available Cash held by any of its Subsidiaries; provided that such Available Cash can be immediately and irrevocably up-streamed by the relevant Subsidiary to the US Parent without breaching any legal or regulatory restriction (including any prohibition on financial assistance, any rule relating to corporate benefit or any other fiduciary or statutory duty) applicable to it or otherwise having to satisfy any conditionality prior to such transfer.
20.	NEGATIVE UNDERTAKINGS
Unless otherwise agreed in writing by the Majority Lenders as long as any Obligations or any Commitments remain outstanding, the Borrower and each Guarantor (to the extent specified) agrees to the following undertakings with each of the Finance Parties.
20.1	Negative Pledge
(a)	The Borrower and the Swiss Parent will not create or permit to subsist any Encumbrance on the whole or any part of its respective present or future business, assets or undertaking, except for Permitted Encumbrances.

(b)	The US Parent will not create or permit to subsist any Encumbrance on the whole or any part of its holding of the issued share capital of the Swiss Parent other than pursuant to the Finance Documents.
20.2	Transactions Similar to Security

The Borrower and the Swiss Parent will not:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.
20.3	Disposals

The Borrower and the Swiss Parent (and with respect to its holdings of shares, stock or other equity interests of the Swiss Parent only, the US Parent) will not either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or any part of its respective business, assets or undertaking, enter into a sale and leaseback or vendor financing in respect of any asset or otherwise factor Receivables, other than:
(a)	Permitted Disposals; and

(b)	Permitted Transactions.
20.4	Indebtedness

The Borrower and the Swiss Parent will not incur or have outstanding any Indebtedness other than Permitted Indebtedness.
20.5	Third Party Guarantees

The Borrower and the Swiss Parent will not incur any obligations or assume any liability under a guarantee or indemnity (or other arrangement of equivalent effect) other than a Permitted Guarantee.
20.6	Treasury Transactions

The Borrower and the Swiss Parent will not enter into any interest rate swap, cap, ceiling, collar or floor or any currency swap, futures, foreign exchange or commodity contract or option (whether over the counter or exchange traded) or any similar treasury transaction, other than (i) spot foreign exchange contracts entered into in the ordinary course of trading for non-speculative purposes, (ii) transactions for the hedging for non-speculative purposes of actual or projected interest rate and/or currency exposures arising in the ordinary course of the trading activities of such member of the Group, and (iii) hedging transactions agreed from time to time by the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders).
20.7	Loans

The Borrower and the Swiss Parent will not be the creditor in respect of any Indebtedness, save for Permitted Loans.

20.8	Dividends

At any time following an Event of Default or when the Borrower would be unable to make the representation and warranty set out in Clause 17.1(e) (Insolvency) immediately prior to (and immediately following) the making of any payment, dividend or distribution specified below, the Borrower will not:
(a)	declare, make or pay any payment, dividend (or interest on any unpaid dividend), charge, fee or other distribution (whether in cash or in kind) on or in respect of any shares or equivalent ownership interests in its capital held by any person; or

(b)	repay or distribute any share premium account in respect of shares or equivalent ownership interests held by any person.
20.9	Share Capital

The Borrower and the Swiss Parent will not make an Equity Issuance to any person other than pursuant to a Permitted Transaction.
20.10	Mergers, Acquisitions and Joint Ventures
(a)	Neither the Borrower nor the Swiss Parent will enter into any merger, amalgamation, demerger, corporate reconstruction, or consolidation (other than, in the case of the Swiss Parent, pursuant to a Permitted Transaction).

(b)	Neither the Borrower nor the Swiss Parent will acquire or invest in any business undertaking, shares (or equivalent ownership interests), partnership interests, stock or securities from any person or make any investment in any person (other than investments in Cash Equivalents, and in the case of the Swiss Parent only, pursuant to a Permitted Transaction).

(c)	Neither the Borrower nor the Swiss Parent will enter into or permit to subsist any Joint Venture, partnership or similar arrangement with any person (other than, in the case of the Swiss Parent, pursuant to a Permitted Transaction).
20.11	Administration and Winding-up Orders, etc

The Borrower and the Guarantors will not make or join in making any application to any court for an administration, winding up, receivership, composition with creditors, scheme or other similar order in any jurisdiction to be made in relation to any Obligor.
20.12	Arm’s Length Terms

The Borrower and the Guarantors will not enter into any transaction, arrangement or contract with any person save where:
(a)	such transaction, arrangement or contract is entered into in the ordinary course of its business on commercially reasonable terms and, except with respect to transactions with other members of the Group, on an arm’s length basis; and

(b)	it is pursuant to any other transaction not prohibited under the terms of the Finance Documents.

20.13	Constitutional Documents

Neither the Borrower nor the Swiss Parent will, save as required by law or with the consent of the Facility Agent (acting on the instructions of the Majority Lenders), amend or seek or agree to amend or replace the Memorandum or Articles of Association or other constitutional documents or bylaws of the relevant Obligor.
20.14	Change of Business

The Borrower and the Guarantors will not carry on any materially different business, directly or indirectly other than the business conducted as at the Signing Date and business reasonably related thereto.
20.15	Anti-Terrorism Laws

No Obligor will conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; deal in, or otherwise engage in any transaction relating to, any assets blocked pursuant to Executive Order No. 13224; or engage in or conspire to engage in any transaction that attempts to violate, or evades or avoids (or has the purpose of evading or avoiding) any prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Obligors shall deliver to the Facility Agent and the Lenders any certification or other evidence requested from time to time by the Facility Agent or any Lender, in its discretion, confirming each Obligor’s compliance with this Clause.
21.	FINANCIAL COVENANTS

21.1	Fixed Charge Coverage Ratio

The US Parent shall not permit the Fixed Charge Coverage Ratio in respect of each Relevant Period ending on or after the date of this Agreement to fall below 1.10:1 for such Relevant Period.

21.2	Calculations
(a)	The Fixed Charge Coverage Ratio will be tested on a quarterly basis by reference to the Financial Statements delivered to the Facility Agent under Clause 18.1 (Financial Statements) for the relevant Financial Quarter (and to the extent necessary for any covenant testing date falling less than three months after the Signing Date, the Base Financial Statements) unless in any such case the audited Financial Statements required to be delivered to the Facility Agent pursuant to Clause 18.1 (Financial Statements) for the relevant period or any part thereof are available on the relevant date on which any such covenant is tested, in which case such audited Financial Statements shall be used instead.

(b)	If the audited Financial Statements are not available when a covenant is tested it shall be tested again when such audited Financial Statements become available and compliance with the covenants in this Clause 21 will be determined also by reference to such audited Financial Statements.
22.	EVENTS OF DEFAULT

22.1	Events of Default

The following shall constitute Events of Default for the purposes of this Agreement.

(a)	Payment Default Any Obligor fails to pay on the due date for payment thereof any amount payable by it under any Finance Document at the place at which and in the currency in which it is expressed to be payable, unless payment is made within three Business Days of its due date (and, in the case of any failure to pay principal, the Facility Agent is satisfied that such non-payment is due solely to administrative error or technical delays).

(b)	Breach of Financial Covenants and other Obligations Any requirement of:
(i)	Clause 20 (Negative Undertakings) or Clause 19.10 (Security) is not satisfied or an Obligor does not comply with the provisions of Clause 18.3(f) (Notifications), Clause 19.2 (Pari Passu Ranking), Clause 19.11 (Cash Management), Clause 19.13 (Maintenance of Existence), Clause 19.14 (Minimum Available Cash) or Clause 21.1 (Fixed Charge Coverage Ratio); or

(ii)	Clause 18.7 (Borrowing Base Availability Determination) Clause 18.8 (Collateral Reporting) or Clause 18.9 (Minimum Available Cash Reporting) is not satisfied or otherwise complied with.
(c)	Breach of Financial Statement Delivery Obligations Any requirement of Clause 18.1 (Financial Statements), Clause 18.2 (Compliance) or the provisions of any of the Security Documents is not satisfied or otherwise complied with within 5 Business Days of the earlier of:
(i)	the Facility Agent notifying the Borrower of that default; and

(ii)	that Obligor becoming aware of the relevant matter.
(d)	Breach of Other Obligations Any Obligor fails to comply with any of its obligations under any Finance Document (whether or not the relevant obligation is enforceable against that Obligor), other than those specified in Clause 22.1(a) (Payment Default) Clause 22.1(b) (Breach of Financial Covenants and Other Obligations) and Clause 22.1(c) (Breach of Financial Statement Delivery Obligations) and, if that failure is in the opinion of the Facility Agent (acting reasonably) capable of remedy, it is not remedied within 30 days of the earlier of:
(i)	the Facility Agent notifying the Borrower of that default; and

(ii)	that Obligor becoming aware of the relevant matter.
(e)	Misrepresentation Any representation, warranty or material statement which is made by any Obligor in any Finance Document or is contained in any certificate, statement or notice provided thereunder is or proves to have been incorrect or misleading in any material respect when made (or when deemed to be made or repeated).

(f)	Cross Default Any Indebtedness of any member of the Group exceeding US$35,000,000 (or its Dollar Equivalent) in aggregate is capable of being accelerated or otherwise declared by or on behalf of a creditor, due and payable before its normal maturity by reason of an event of default (however described).

(g)	Cross Acceleration Any Indebtedness of any member of the Group exceeding US$20,000,000 (or its Dollar Equivalent) in aggregate:

(i)	is not paid when due or within any originally applicable grace period in any agreement relating to that Indebtedness; or

(ii)	becomes due and payable before its normal maturity; or

(iii)	is placed on demand (or any commitments for any such Indebtedness are cancelled or suspended by the relevant lender, in each case by reason of an event of default (howsoever described).
(h)	Invalidity and Unlawfulness
(i)	Any material provision of any Finance Document is or becomes invalid or unenforceable for any reason or is repudiated or the validity or enforceability of any material provision of any Finance Document is contested by any Obligor or any Obligor denies the existence of any liability or obligation on its part under any Finance Document.

(ii)	It is or becomes unlawful under any applicable jurisdiction for any Obligor to perform any of its material obligations under any Finance Document.

(iii)	Any Security Document or any guarantee in or any subordination under any Finance Document is not in full force and effect or any Security Document does not create in favour if the Security Agent for the benefit of the Finance Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have in a manner and to an extent reasonably considered by the Majority Lenders to be materially adverse to the interests of the Lenders under the Finance Documents.
(i)	Insolvency
(i)	Any Obligor stops or suspends or threatens, or announces an intention to stop or suspend, payment of its debts.

(ii)	Any Obligor is, under any applicable law of any jurisdiction, deemed to be insolvent or unable, or admits its inability, to pay its debts as they fall due or becomes insolvent or a moratorium is declared in relation to any Indebtedness of any such Obligor.
(j)	Receivership and Administration
(i)	Any encumbrancer takes possession of, or a receiver, administrative receiver or administrator or similar officer is appointed in any jurisdiction over or in relation to, all or any material part of the assets of any Obligor.

(ii)	A meeting is convened or an application or petition is made or filed for the purpose of appointing a receiver, administrative receiver or other similar officer of or in relation to any Obligor.

(iii)	An application is made or any other such document is issued, a meeting is convened, or any other step is taken, or any notice is given of the intention to convene a meeting or take any other step, for the purpose of appointing an administrator or other similar officer of, or for the making of an administration order in relation to any Obligor.

(k)	Compositions and Arrangements
(i)	Any Obligor convenes a meeting of its creditors generally or takes any step with a view to a moratorium or proposes or makes any arrangement or composition or compromise with, or any assignment for the benefit of, its creditors generally.
(ii)	Any Obligor proposes or enters into any negotiations for or in connection with the rescheduling, restructuring or re-adjustment of any Indebtedness by reason of, or with a view to avoiding, financial difficulties.
(l)	Winding up
(i)	(Other than in connection with a solvent reorganisation, the terms of which have been approved by the Majority Lenders) any meeting of any Obligor is convened for the purpose of considering any resolution in respect of (or to petition for) its winding up.

(ii)	A petition or any other such document is presented or an application is made for the winding up of any Obligor or an order is made for the winding up of any Obligor (other than a frivolous or vexatious petition, or any other such document, dismissed, withdrawn or discharged within 30 days of being presented or any other petition which is contested on bona fide grounds and dismissed, withdrawn or discharged prior to the winding-up order being made).
(m)	Suspension of Payments Any order is made, any resolution is passed or any other action is taken for the suspension of payments, protection from creditors or bankruptcy of any Obligor.

(n)	Similar Events Elsewhere There occurs in relation to any Obligor or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject any event which corresponds in that country or territory with any of those mentioned in paragraphs (i) (Insolvency) to (m) (Suspension of Payments) (inclusive) and (o) (US Bankruptcy Laws) of this Clause 22.1.

(o)	US Bankruptcy Laws Any of the following occurs in respect of any US Group Company which is an Obligor:
(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any US Bankruptcy Law;

(iii)	an involuntary case under any US Bankruptcy Law is commenced against any such US Group Company and is not controverted within 60 days or is not dismissed or stayed within 90 days after commencement of the case or an order for relief is entered against it;

(iv)	it (A) files a voluntary petition in bankruptcy or files a voluntary petition or an answer or otherwise commences any action or proceeding seeking reorganisation, arrangement or readjustment of its debts of for any other relief under any US Bankruptcy Law, now or hereafter existing, or consents to, approves of, or acquiesces in, any such petition, action or proceeding; or (B) applies for or acquiesces in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it of for all or any part of its property; or (C) makes an assignment for the benefit of creditors; or (D) is unable generally to pay its debts as they become due;

(v)	an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganisation, arrangement, consolidation or readjustment of its debts or for any other relief under any US Bankruptcy Law, now or hereafter existing and such petition or proceeding shall not be dismissed within sixty (60) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto; or

(vi)	a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property shall be appointed or a warrant of attachment, execution or similar process shall be issued against any part of its property.
(p)	Cessation of Business Any Obligor suspends, ceases, or threatens or proposes to suspend or cease, to carry on all or a substantial part of its business.

(q)	Compulsory Acquisition All or any material part of the assets of any Obligor are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any Governmental Authority in relation to which full market value compensation is not paid and as a result the business of any such member of the Group is materially and adversely affected or curtailed.

(r)	Auditors’ Qualification The audited annual Financial Statements are subject to any “going concern” or like qualification or any material qualification as to the scope of such audit, compliance with the Approved Accounting Principles or with respect to the absence of any material misstatement.

(s)	Change of Control A Change of Control occurs.
22.2	Acceleration and Cancellation
Upon the occurrence of an Event of Default which is continuing, the Facility Agent may (and, if so instructed by the Majority Lenders, shall) by written notice to the Borrower:
(a)	declare the outstanding Utilisations to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or declare the outstanding Utilisations to be due and payable on demand (whereupon the same shall become payable on demand of the Facility Agent on the instructions of the Majority Lenders); and/or

(b)	declare that any undrawn portion of the Revolving Facility shall be cancelled, whereupon the same shall be cancelled and the Commitments of each Lender shall be reduced to zero; and/or

(c)	declare the outstanding Obligations to be immediately due and payable directly from any or all of the Guarantors pursuant to Clause 15 (Guarantee);

(d)	declare that the Security Documents (or any of them) have become enforceable (in whole or in part); and/or

(e)	declare that any relevant Hedging Agreement between any member of the Group and a Hedging Bank shall forthwith be terminated and such member of the Group and such Hedging Bank shall from such time treat such relevant Hedging Agreement as terminated by reason of cross-default.
22.3	Utilisations Due on Demand
If, pursuant to Clause 22.2 (Acceleration and Cancellation), the Facility Agent declares the Utilisations to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by the Majority Lenders, shall) by written notice to the Borrower:
(a)	require repayment of the outstanding Utilisations on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify in such notice; and/or

(b)	select as the duration of any Interest Period, which begins whilst such declaration remains in effect, a period of three months or less.
23.	ROLE OF THE AGENTS AND THE ARRANGER

23.1	Appointment of the Agents
(a)	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.
(b)	Each other Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
(c)	Each other Finance Party authorises the Security Agent to execute the Security Trust and Agency Deed on its behalf.
(d)	Each other Finance Party confirms that the Facility Agent has authority to accept on its behalf the terms of any reliance letter or engagement letter relating to any reports or letters provided by accountants and other advisers in connection with the Finance Documents or the transactions contemplated therein (including any net asset letter in connection with financial assistance procedures) and to bind it in respect of such reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
23.2	Duties of the Agents
(a)	The relevant Agent shall promptly forward to a party the original or a copy of any document which is delivered to such Agent for such party by any other party.
(b)	Except where a Finance Document specifically provides otherwise, no Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party.

(c)	If any Agent receives notice from a party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
(d)	The Facility Agent shall (following it being notified) promptly notify the Lenders of any Event of Default arising under Clause 22.1 (Events of Default).
(e)	The Agents’ duties under the Finance Documents are solely mechanical and administrative in nature and the Agents shall have only those respective obligations, duties and responsibilities expressly set out in the Finance Documents.
(f)	The Security Agent shall promptly notify the Facility Agent of any notice it receives in respect of any Security Documents.
23.3	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other party under or in connection with any Finance Document.
23.4	No Fiduciary Duties
(a)	Nothing in this Agreement constitutes any Agent or the Arranger as a trustee or fiduciary of any other person other than as specifically contemplated by the Finance Documents.
(b)	Neither Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
23.5	Business with the Group
The Agents and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
23.6	Rights and Discretions of the Agents
(a)	Each Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	Each Agent may assume (unless it has received actual notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Events of Default)); and

(ii)	any right, power, authority or discretion vested in any party or in the Majority Lenders has not been exercised.
(c)	Each Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors, agents or other experts.

(d)	Each Agent may act in relation to the Finance Documents through its personnel, appointees, delegates and agents on the basis that each Agent may extend the benefits of any indemnity received by it hereunder to its personnel, appointees, delegates and agents.

(e)	Subject to the confidentiality provisions set out in Clause 35 (Confidentiality), each Agent may disclose to any other party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, no Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
23.7	Majority Lenders’ Instructions
(a)	Unless a contrary indication appears in a Finance Document, each Agent shall:
(i)	act in accordance with any instructions given to it by the Majority Lenders or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it; and

(ii)	not be liable for any act or omission if it acts or refrains from acting in accordance with such an instruction of the Majority Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders shall be binding on the Agents and all of the Finance Parties.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate or required, all the Lenders) or refrain from taking any step (or further step) to protect or enforce the rights of any Finance Party under the Finance Documents until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate or required, all the Lenders) each Agent may act or refrain from taking action as it considers to be in the best interest of the Lenders.

(e)	Neither Agent is authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document without first obtaining such Lender’s consent.
23.8	Responsibility for Documentation
No Agent or the Arranger nor any of their respective personnel or agents with respect to any other Finance Party:
(a)	shall be responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in the Finance Documents or any notice or other document delivered or information provided under the Finance Documents;

(b)	shall be responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any of the Finance Documents;

(c)	shall be obliged to enquire as to the occurrence or continuation of a Default or as to the accuracy or completeness of any representation or warranty made by any person;

(d)	shall be responsible for any failure of any Obligor or any other Finance Party duly and punctually to observe and perform their respective obligations under the Finance Documents;

(e)	shall be responsible for the consequences of relying on the advice of any professional advisers selected by any of them in connection with the Finance Documents; or

(f)	shall be liable for acting (or refraining from acting) in what it believes in good faith to be in the best interests of the Finance Parties or any of them in circumstances where it has been unable, or it is not practicable, to obtain instructions in accordance with this Agreement.
23.9	Exclusion of Liability
(a)	Without limiting paragraph (b) of this Clause 23.9, neither Agent shall be liable for anything done or not done by it or either of them under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No party may take any proceedings against any officer, employee or agent of either Agent in respect of any claim it might have against such Agent or in respect of any act or omission of any kind by such officer, employee or agent in relation to any Finance Document. Any officer, employee or agent of either Agent may rely on this paragraph.

(c)	Neither Agent shall be liable for any delay (or any related consequence of any delay) in crediting an account with an amount required under any Finance Document to be paid by such Agent if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.
23.10	Lenders’ Indemnity
Each Lender shall (in proportion to its share of the Total Commitments at the relevant time or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agent, within three Business Days after demand, against any and all costs, losses or liabilities or expenses incurred by such Agent (otherwise than by reason of such Agent’s gross negligence or wilful misconduct) in performing its respective duties, obligations and responsibilities under the Finance Documents and acting as an Agent under the Finance Documents (unless such Agent has been reimbursed by an Obligor pursuant to any other provisions hereof or any other Finance Document).

23.11	Agents as Finance Parties
Each Agent shall have the same rights and powers with respect to its participation in the Finance Documents as any other Finance Party and may exercise those rights and powers as if it were not also acting as an Agent.
23.12	Resignation of the Agents
(a)	At any time, either Agent may resign by giving notice to the Lenders and the Borrower or, after consultation with the Borrower, the Majority Lenders may, by notice to either Agent (copied to the Borrower), require such Agent to resign. In such case, the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent. If the Majority Lenders have not appointed a successor Agent within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor.

(b)	Notwithstanding paragraph (a) of this Clause 23.12, either Agent may, at any time, resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Borrower.

(c)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d)	The retiring Agent’s resignation notice shall only take effect upon the appointment of a successor.

(e)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 23. Its successor and each of the other parties shall have the same rights and obligations among themselves as they would have had if such successor had been an original party to this Agreement.
23.13	Confidentiality
(a)	In acting as agent for the Finance Parties, each Agent shall be regarded as acting through its agency or, as appropriate, trustee division, which shall be treated as a separate entity from any of its other divisions or departments.

(b)	If information is received by any other division or department of either Agent, it may be treated as confidential to such other division or department and such Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary but subject to Clause 35 (Confidentiality), neither of the Agents nor the Arranger are obliged to disclose to any other person:
(i)	any confidential information; or

(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

23.14	Relationship with the Lenders
(a)	An Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office, unless it has received not less than five Business Days prior notice from such Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Additional Costs Rate.
23.15	Credit Appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:
(a)	the financial condition, status and nature of each of the Obligors;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any person or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information and any other information provided by any Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
23.16	Deduction from Amounts Payable by the Agents
If any party owes an amount to an Agent under the Finance Documents the relevant Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that party shall be regarded as having received any amount so deducted.
23.17	Conduct of Business by the Finance Parties
No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.
24.	SHARING AMONG THE LENDERS

24.1	Payments to Lenders
(a)	If any Lender receives or recovers any amount from an Obligor (including by way of payment, set-off or any other manner of discharge) other than in accordance with Clause 28 (Payments) and applies that amount to a payment due under any Finance Document then:
(i)	such Lender shall, within three Business Days of such receipt or recovery, notify the Facility Agent of the details of such receipt or recovery;

(ii)	the Facility Agent shall determine whether such receipt or recovery is in excess of the amount that such Lender would have been paid had such receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payments), without taking account of any Tax which would be imposed on the Facility Agent in relation to such receipt, recovery or distribution; and

(iii)	such Lender shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount equal to such receipt or recovery less any amount which the Facility Agent determines, in accordance with Clause 28.5 (Partial Payments), may be retained by such Lender as its share of any payment to be made.
(b)	Paragraph (a) of this Clause 24.1 shall not apply to the extent that the relevant Lender would not, after making any payment pursuant to such paragraph, have a valid and enforceable claim against the relevant Obligor.
(c)	A Lender shall not be obliged to share with any other Lender any amount which such Lender has received or recovered as a result of taking legal or arbitration proceedings if:
(i)	it has promptly notified the other Lenders of the commencement of such legal or arbitration proceedings; and

(ii)	such other Lender had an opportunity to participate in such legal or arbitration proceedings or separate legal or arbitration proceedings but did not do so as soon as reasonably practicable after having received such notice.
24.2	Redistribution of Payments
(a)	The Facility Agent shall treat any payment made by a Lender pursuant to Clause 24.1 (Payments to Lenders) as if it had been paid by the relevant Obligor and distribute it among the Finance Parties (other than the Lender making such payment) in accordance with Clause 28.5 (Partial Payments).

(b)	Upon any such distribution by the Facility Agent, such Lender shall be subrogated to the rights of the Finance Parties which have shared in such redistribution. If and to the extent that such Lender is not able to rely on such subrogation rights, the relevant Obligor shall be liable to such Lender for a debt equal to the payment made by such

Lender pursuant to Clause 24.1 (Payments to Lenders) and such debt shall be immediately due and payable.
24.3	Reversal of Redistribution
If any part of any payment made by a Lender pursuant to Clause 24.1 (Payments to Lenders) becomes repayable and is repaid by such Lender, then:
(a)	each Lender which has received a share of such payment pursuant to Clause 24.2 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of the Lender that made such payment an amount equal to its share of such payment (together with such amount as is necessary to reimburse the Lender that made such payment for its proportion of any interest on such payment which such Lender is required to pay); and

(b)	the rights of subrogation of the Lender that made such payment in respect of any reimbursement shall be cancelled and the relevant Obligor shall be liable to the reimbursing Lender for the amount so reimbursed.
25.	HEDGING BANKS
Each Hedging Bank agrees with the Lenders (but not with the Borrower or any other member of the Group) that it will not terminate any Hedging Agreement to which it is a party (each such Hedging Agreement being a “relevant Hedging Agreement”) except:
(a)	as a result of the non-payment by the relevant member of the Group of any Indebtedness under any relevant Hedging Agreement that has fallen due for payment in the currency and manner stipulated in the relevant Hedging Agreement before the expiry of any applicable cure period (or, if no cure period is prescribed in the relevant Hedging Agreement, three Business Days);

(b)	as a result of the repudiation of any relevant Hedging Agreement by the relevant member of the Group;

(c)	upon the issue by the Facility Agent of a notice under paragraphs (a) or (d) under Clause 22.2 (Acceleration and Cancellation);

(d)	upon:
(i)	it becoming contrary to any law or regulation for the relevant member of the Group or such Hedging Bank to perform the payment obligations expressed to be assumed by it in respect of any relevant Hedging Agreement or such obligations become invalid or unenforceable against the relevant member of the Group; or

(ii)	any provision of any Hedging Agreement to which such Hedging Bank is a party relating to the termination thereof (including the calculation of or obligation to pay amounts upon such termination) becoming invalid or unenforceable against the relevant member of the Group;
(e)	upon any exchange control, foreign currency or other consent, authorisation, licence, approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the relevant member of the Group to authorise, or required by the relevant member of the Group in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of any Hedging

Agreement or the performance of its payment obligations thereunder being modified in a manner unacceptable to such Hedging Bank or not being granted or being revoked or terminated or expiring and not being renewed or otherwise ceasing to be in full force and effect;

(f)	upon the making or any order for the winding-up of, or the administration of, or the appointment of a receiver in respect of any part of the assets and/or undertaking of, or the dissolution of, the relevant member of the Group party to the relevant Hedging Agreement (or any analogous provision in any other jurisdiction); or

(g)	with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).
26.	CHANGES TO THE LENDERS

26.1	Binding Agreement
This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and assigns.
26.2	Assignments and Transfers by Lenders
Any Lender may, at any time, assign all or any of its rights and benefits hereunder or transfer in accordance with Clause 26.4 (Transfers by Lenders) without the consent of an Obligor all or any of its rights, benefits and obligations hereunder to another bank or financial institution or to a trust, fund, or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; provided that no such assignment or transfer may be made without consultation with the Borrower, except in the case of any such assignment or transfer:
(a)	to any Subsidiary or Holding Company, or to any Subsidiary of any Holding Company, of such Lender; or
(b)	to any other Lender or any Subsidiary or Holding Company, or to any Subsidiary of any Holding Company, of any other Lender; or
(c)	when a Default has occurred which is continuing,
provided, further, that written notification of any such assignment or transfer shall be delivered to the Borrower by the acceding Lender as soon as reasonably practicable following consummation of such assignment or transfer.
26.3	Conditions of Assignment or Transfer
(a)	A Lender may assign or transfer the whole or any part of its rights and obligations but, if in part, by a minimum amount of US$5,000,000 (such minimum amount not to apply to transfers to another Lender or an Affiliate thereof or transfers following the occurrence of a Default which is continuing).
(b)	An assignment by a Transferor of all or any of its rights and benefits hereunder in accordance with Clause 26.2 (Assignments and Transfers by Lenders) will only be effective on:
(i)	receipt by the Facility Agent of written confirmation from the Transferee (in form and substance satisfactory to the Facility Agent) that the Transferee will assume the same obligations towards each of the other Finance Parties as it would have been under if it had been an original party hereto as a Lender;

(ii)	performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to the Transferee, including compliance by any Obligor of its obligations under Clause 18.10 (“Know your customer” checks), the completion of which the Facility Agent shall promptly notify to the Transferor and the Transferee; and

(iii)	performance by the Transferee and any other Finance Party (to the satisfaction of the Facility Agent) of such action as the Facility Agent or the Security Agent may require (acting reasonably) for the purpose of perfecting or protecting the Finance Parties’ rights under and preserving the security interests intended to be created or evidenced by any of the Finance Documents.
(c)	Unless a Default has occurred which is continuing, if:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the Transferee under Clause 13 (Taxes) or Clause 12 (Changes in Circumstances),
then the Transferee is only entitled to receive payment under those Clauses to the same extent as the Transferor would have been if the assignment, transfer or change had not occurred.
26.4	Transfers by Lenders
If a Transferor wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 26.2 (Assignments and Transfers by Lenders), then such transfer may be effected by the delivery to the Facility Agent of a duly completed and duly executed Transfer Certificate in which event (subject to paragraph (b) of Clause 26.3 (Conditions of Assignment or Transfer)), on the later of the Transfer Date specified in such Transfer Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Facility Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Facility Agent:
(a)	to the extent that in such Transfer Certificate the Transferor seeks to transfer its rights, benefits and obligations hereunder, each of the Obligors and such Transferor shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 26.4 as “discharged rights and obligations”);
(b)	each of the Obligors and the Transferee shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Transferor;
(c)	the Facility Agent, such Transferee and all other Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

(d)	such Transferee shall become a party hereto as a Lender.
26.5	Copy of Transfer Certificate to Borrower
On, or as soon as reasonably practicable after, the date upon which a transfer takes effect pursuant to Clause 26.4 (Transfers by Lenders) the Facility Agent shall send to the Borrower a copy of the relevant Transfer Certificate.
26.6	Transfer Fees
On the date upon which a transfer takes effect pursuant to Clause 26.4 (Transfers by Lenders) the Transferee in respect of such transfer shall pay to the Facility Agent for its own account a transfer fee of US$3,500.
26.7	Disclosure of Information
Subject to Clause 35 (Confidentiality), any Lender may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter into contractual relations with such Lender in relation to this Agreement (but not otherwise) such information about the Obligors and the Group as such Lender shall consider appropriate.
26.8	Hedging Banks
(a)	A Lender (or an Affiliate of a Lender) which becomes a Hedging Bank shall accede to this Agreement and to the Security Trust and Agency Deed by delivery to the Security Agent of a duly completed and signed accession deed in the form required under the Security Trust and Agency Deed and by the Security Agent executing that accession deed.

(b)	Where this Agreement or any other Finance Document imposes an obligation on a Hedging Bank and the relevant Hedging Bank is an Affiliate of a Lender and is not party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.
26.9	Lender as a Hedging Bank
If any Lender assigns or otherwise transfers all or any part of its rights or obligations under this Agreement as provided in Clause 26.4 (Transfers by Lenders) and such Lender is a Hedging Bank at the time of such assignment or transfer, it shall, notwithstanding such assignment or transfer, remain a Hedging Bank in respect of the Hedging Agreements which it entered into while it was a Lender and shall remain a party to this Agreement in such capacity.
26.10	Costs resulting from change of Lender
     If a Lender assigns or transfers any of its rights and obligations under the Finance Documents and as a result of circumstances existing at the date of assignment or transfer, an Obligor would be obliged to make a payment to the new Lender under Clause 13.1 (Taxes), then the new Lender is only entitled to receive payment in respect of such clause to the same extent as the assignor Lender would have been if the assignment or transfer had not occurred.

27.	ASSIGNMENTS AND TRANSFERS BY THE OBLIGORS
Except in connection with a Permitted Transaction no Obligor shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder without the prior written consent of the Facility Agent (acting on the instructions of all Lenders).
28.	PAYMENTS

28.1	Payments to the Facility Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account with such bank as the Facility Agent specifies.
28.2	Distributions by the Facility Agent
Each payment received by the Facility Agent under the Finance Documents for another person shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 30.4 (Clawback), be made available by the Facility Agent as soon as practicable after receipt to the person entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that person may notify to the Facility Agent by not less than five Business Days notice with a bank in London.
28.3	Distributions to an Obligor
The Facility Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-Off)) apply any amount received by it from that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or, in the event that such receipts are not in US Dollars, in or towards purchase of US Dollars to be so applied.
28.4	Clawback
(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another person, the Facility Agent is not obliged to pay that sum to that other person (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	If the Facility Agent pays an amount to another person and it proves to be the case that the Facility Agent had not actually received that amount, then the person to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.
28.5	Partial Payments
(a)	If the Facility Agent receives a payment or the Security Agent or any receiver receives an amount by virtue of any enforcement action taken pursuant to any of the Security Documents or any other Finance Document and, in either case, the amount received is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of any Agent under the Finance Documents (including in an enforcement scenario, all fees, costs, charges and liabilities reasonably incurred by or on behalf of the Security Agent and any receiver, attorney or agent);

(ii)	second, in or towards payment on a pro rata basis of any accrued interest or commission due but unpaid under this Agreement;

(iii)	third, in or towards payment on a pro rata basis of any principal due but unpaid under this Agreement;

(iv)	fourth, in or towards payment of any amounts due but unpaid in respect of the Hedging Agreements; and

(v)	fifth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(v) of this Clause 28.5.

(c)	Paragraphs (a) and (b) of this Clause 28.5 shall override any appropriation made by an Obligor.

(d)	For the avoidance of doubt, the Security Agent shall hold the benefit of the Security in the same order of priority specified in paragraph (a) above.
28.6	No Set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
28.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or an Overdue Amount under this Agreement interest is payable on the principal at the rate payable on the original due date.
28.8	Currency of Account
(a)	Subject to paragraphs (b) to (e) (inclusive) of this Clause 28.8, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of an Utilisation or Overdue Amount or a part of a Utilisation or Overdue Amount shall be made in the currency in which that Utilisation or Overdue Amount is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.
28.9	Change of Currency
If a change in any currency of a country occurs, this Agreement shall, to the extent that the Facility Agent (acting reasonably and after consultation with the Borrower) deems necessary, be amended to comply with any generally accepted conventions and market practices in the London interbank market and otherwise to reflect the change in currency.
29.	SET-OFF
Following the occurrence of an Event of Default that is continuing, a Finance Party may (but, for the avoidance of doubt, is not obliged to) set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The rights specified above are in addition to and not in substitution for rights arising by operation of law.
30.	COSTS AND EXPENSES

30.1	Transaction Expenses
The Borrower shall, from time to time within 45 days of written demand, reimburse each of the Facility Agent, the Security Agent, the Lenders and the Arranger for all reasonable costs and expenses (including the fees, costs and expenses of their legal and other advisers and field examiners) together with any VAT thereon incurred by it in connection with the negotiation, preparation, execution, syndication and perfection of this Agreement and any other Finance Document (whether referred to in this Agreement or executed after the date of this Agreement) and the completion of the transactions contemplated herein or therein; provided that the fees, costs and expenses of the Finance Parties’ legal advisers so incurred to the Signing Date shall be paid out of the first Utilisation of the Facility conditional upon delivery of a written invoice detailing the amounts incurred.
30.2	Preservation and Enforcement of Rights
The Borrower shall, from time to time on demand, reimburse the Facility Agent, the Security Agent and each of the other Finance Parties for all costs and expenses (including legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of their rights under this Agreement or any other Finance Document.
30.3	Agent’s Costs
The Facility Agent and the Security Agent shall be entitled to compensation (based on an hourly or daily rate for each of its employees or agents as the Facility Agent may from time to time determine) for time spent directly or indirectly (a) in connection with the enforcement of Security and exercise of other remedies by way of enforcement following an Event of Default and/or (b) in connection with the collection or management of Receivables at any time permitted under the Finance Documents. In addition, the Borrower shall, from time to time on demand of the Facility Agent and without prejudice to the provisions of Clause 30.2 (Preservation and Enforcement of Rights) and Clause 30.4 (Amendment Costs) compensate the Facility Agent for all reasonable costs and expenses (including travel, lodging and meal costs) and field exam costs and audit at the Security Agent’s Customary rate (such charges currently $950 per day for each person so employed) and expenses incurred by the Facility Agent or its agents, delegates or nominees in connection with its taking such action as it may, acting reasonably, deem appropriate or in complying with any instructions from the Majority Lenders in connection with:
(a)	any appraisals, inspections, verifications or audits of the Collateral or the Obligor’s operations, systems, books or records forwarding loan proceeds, the collection of all cheques and other items of payment, the establishment and maintenance of any Cash Collateral or Collection Account or other account and defending any claims made or threatened against the Facility Agent arising out of the transactions contemplated hereunder;
(b)	any actual, potential or suspected breach by any Obligor of its obligations hereunder; or
(c)	the investigation of the occurrence of any Default.
30.4	Amendment Costs
If the Borrower requests any amendment, supplement, forbearance, consent or waiver in accordance with Clause 31 (Amendments and Waivers) then the Borrower shall, on demand, reimburse the Facility Agent, the Security Agent and each of the other Finance Parties for all reasonable costs and expenses (including the fees, costs and expenses of their legal and other advisers) together with any VAT thereon incurred by the Facility Agent, the Security Agent or such other Finance Party in responding to, evaluating, negotiating or complying with such request or in connection with that required amendment, supplement, forbearance, consent or waiver (in each case, whether or not actually executed or granted).
30.5	Lenders’ Liabilities for Costs
     If the Borrower fails to perform any of its obligations under this Clause 30, each Lender shall, in the proportion that the amount of its Commitments bears to the Total Commitments, indemnify each of the Facility Agent, the Security Agent and the Arranger against any loss incurred by any of them as a result of such failure and the Borrower shall forthwith reimburse each Lender for any payment made by it pursuant to this Clause 30.
31.	AMENDMENTS AND WAIVERS

31.1	Required Consents
(a)	Subject to Clause 31.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and, in the case of an amendment, the Borrower and any such amendment or waiver shall be binding on all parties.
(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 31.

31.2	Exceptions
(a)	No amendment or waiver shall be made without the prior consent of all of the Lenders if such amendment or waiver has the effect of changing or relates to:
(i)	the definition of “Base Currency”, “Majority Lenders”, “Eligible Receivable”, “Collections Reserve”, “Borrowing Base Availability” or “Advance Rate” in Clause 1.1 (Definitions);

(ii)	an extension to the Maturity Date or any other date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable; provided that a change to any fees payable solely to the Facility Agent (in its capacity as such) shall only require the consent of the Facility Agent;

(iv)	a change of Borrower or the release of any Guarantor from its obligations under Clause 15 (Guarantee and Indemnity) other than as a result of a transaction permitted by the terms of this Agreement;

(v)	an increase in or an extension of any Commitment or the Total Commitments;

(vi)	Clause 2.4 (Obligations Several);

(vii)	release of the security constituted by the Security Documents other than pursuant to enforcement of such security or in accordance with the express terms of the Finance Documents;

(viii)	any provision which expressly requires the consent of all of the Lenders;

(ix)	a change in currency of payment of any amount under the Finance Documents; or

(x)	this Clause 31 and Clause 27 (Assignments and Transfers by the Obligors).
(b)	Notwithstanding that any amendment or waiver has received the consent of the Majority Lenders in accordance with Clause 31 (Required Consents), any increase or reduction (otherwise than as already specifically contemplated in this Agreement) in the Commitments of any Lender shall require the consent of such Lender.
(c)	The Security Documents may be amended, varied, waived or modified with the agreement of the relevant Obligor and the Security Agent (acting on the instructions of the Majority Lenders).
(d)	No amendment or waiver which relates to the rights or obligations of any Agent or the Arranger may be made without the consent of such Agent or the Arranger, as the case may be.
32.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of the Facility Agent, the Security Agent or any other Finance Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. A waiver given or consent granted by any Finance Party under the Finance Documents will be effective only if given in writing and only in the instance and for the specific purpose for which it is given.
33.	NOTICES

33.1	Communications in Writing
Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter.
33.2	Delivery
Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall in the case of any person other than a Lender (unless that other person has by 15 days written notice to the Facility Agent specified another address) be made or delivered to that other person at the address identified with its signature below or, in the case of a Lender, at the address from time to time designated by it to the Facility Agent for the purpose of this Agreement (or, in the case of a Transferee at the end of the Transfer Certificate to which it is a party as Transferee) and shall be deemed to have been made or delivered when received (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at the address or (as the case may be) five days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address; provided that any communication or document to be made or delivered to the Facility Agent shall be effective only when received by the Facility Agent and then only if the same is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or such other department or officer as the Facility Agent shall from time to time specify for this purpose).
33.3	Electronic communication
(a)	Any communication to be made between the Facility Agent and a Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Finance Party:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Facility Agent and a Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Finance Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

34.	CALCULATIONS AND CERTIFICATES

34.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
34.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document, constitutes prima facie evidence of the matters to which it relates.
34.3	Day Count Convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.
35.	CONFIDENTIALITY

35.1	Confidential Information
The parties will keep confidential the Confidential Information (which obligation shall continue for a period of 2 years following the Final Maturity Date) save that such Confidential Information may be disclosed:
(a)	if so required by:
(i)	any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body with jurisdiction over the affairs of any Finance Party or any affiliate of any Finance Party; or

(ii)	any law or regulation of any country with jurisdiction over the affairs of any Finance Party or any affiliate of any Finance Party; or

(iii)	the rules of any stock exchange on which the shares or other securities of any member of the Group are listed; or
(b)	to auditors, professional advisors, collection or other agents or rating agencies; or

(c)	if required in connection with any legal proceedings; or

(d)	any of the Finance Parties may disclose Confidential Information to any other office (including the head office) of that Finance Party, any other Finance Party, any Obligor or any actual or prospective successor, participant, Transferee and assign; provided that they have first entered into a confidentiality undertaking on terms substantially equivalent to those set out herein; or

(e)	to any direct or indirect contractual counterparty in Hedging Agreements or to such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Clause 35); or

(f)	with the prior written consent of the US Parent.

35.2	Unlawful Purpose
The parties agree and acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that use of such information may be regulated or prohibited by applicable legislation relating to insider dealing. The parties agree not to use any Confidential Information for any unlawful purpose.
35.3	Superseding Obligations
The provisions of this Clause 35 shall supersede any undertakings with respect to confidentiality previously given by any Finance Party in favour of any Obligor.
36.	ENGLISH LANGUAGE
Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.
37.	PARTIAL INVALIDITY
If any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
38.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
39.	GOVERNING LAW
This Agreement shall be governed by English law.
40.	JURISDICTION

40.1	Jurisdiction of English Courts
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).
(b)	The parties agree that the courts of England are the most appropriate and convenient courts to settle such disputes and accordingly no party shall argue to the contrary.
(c)	This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to such a dispute in any other court with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
40.2	Service of Process
Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)	irrevocably appoints Atmel North Tyneside Limited whose registered number is 04018730 and whose address is at Lacon House, Theobalds Road, London WC1X 8RW, U.K., as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
IN WITNESS WHEREOF, this Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE I
THE LENDERS
THE ORIGINAL LENDERS AND COMMITMENTS

Lender	Commitment

Bank of America, N.A.	US$40,000,000

5 Canada Square
London E14 5AQ
United Kingdom

GMAC Commercial Finance plc	US$37,500,000

Sovereign House,
Church St. Brighton
BN1 1SS

Lloyds TSB Commercial Finance Limited	US$35,000,000

Boston House,
The Little Green
Richmond, Surrey
TW9 1QE

Landsbanki Islands hf.	US$15,000,000

Beaufort House,
15 St. Botolph Street
London
EC3A 7QR

GE Leveraged Loans Limited	US$37,500,000

Enterprise House,
Bancroft Road
Reigate
RH2 7RT

US$165,000,000

SCHEDULE 2
CONDITIONS PRECEDENT
Part IA
Conditions precedent to Effectiveness of Commitments
Upon the satisfaction or waiver of the conditions precedent set forth in this Part 1A, this Agreement and the Commitments of the Lenders shall be effective; provided that no Lender shall be under any obligation to make any Utilisation available to the Borrower under this Agreement until such time and unless the conditions in Clause 3.1 (Initial Conditions Precedent), including those set out in Part 1B of Schedule 2 (Conditions Precedent), have been satisfied or waived.
1.	Formalities Certificate: A certificate from each Obligor in substantially the form set out in Schedule 9 (Form of Formalities Certificate) signed by an Authorised Signatory of each Obligor which shall have attached to it the documents referred to in such certificate, including the constitutional documents (and evidencing any amendments that have been required to be made by the Facility Agent in any jurisdiction) of each Obligor and board or managers (gérants) and (if required by applicable law or the constitutional documents of the relevant Obligor) shareholders’ and/or partners’ resolutions approving the Finance Documents to which each Obligor is a party, all such documents to be in the agreed form.
2.	Finance Documents: An original of each of the following documents duly executed and delivered by all parties thereto in the agreed form:
(a)	this Agreement;

(b)	the Security Trust and Agency Deed;

(c)	each of the following Security Documents:
(i)	a pledge governed by Swiss law of the company share of the Swiss Parent granted by the US Parent in favour of the Security Agent;

(ii)	a pledge governed by Swiss law of the company share of the Borrower granted by the Swiss Parent in favour of the Security Agent;

(iii)	a pledge governed by Swiss law of the Receivables of the Borrower granted by the Borrower in favour of the Security Agent;

(iv)	a pledge governed by Swiss law of bank accounts owned by the Borrower located in Switzerland granted by the Borrower in favour of the Security Agent;

(v)	a charge governed by Hong Kong law of the bank accounts owned by the Borrower located in Hong Kong granted by the Borrower in favour of the Security Agent;

(vi)	an assignment governed by English law of Receivables arising under English law contracts granted by the Borrower in favour of the Security Agent, together with all documentation, and/or evidence of all other steps, required (within the agreed control of the Obligors) to perfect those Security Documents as advised to the Security Agent by its legal advisers in each relevant jurisdiction; and
(d)	the Fee Letter.

3.	Other Documents:
(a)	A certificate of the Borrower confirming that there are no Encumbrances over any of its Eligible Receivables (other than Encumbrances in favour of the Finance Parties).

(b)	A solvency certificate signed by an Authorised Signatory from each Obligor certifying the solvency of each such party as at the Signing Date.

(c)	A schedule of accurate invoice date ageing with respect to the Borrower’s Receivables.
4.	Financial Information: Copies of the Base Financial Statements certified by an Authorised Officer of the US Parent as being true, complete and up-to-date.

5.	Authorisations: A copy, certified a true and up-to-date copy by or on behalf of each Obligor, of any authorisation, approval, resolution, licence, exemption, declaration, notarisation, registration, consent or filing or other document, opinion or assurance that is necessary, appropriate or desirable to render each Finance Document to which such Obligor is or is to be a party legal, valid, binding and enforceable and admissible in evidence in such Obligor’s jurisdiction of incorporation or organisation and to enable such Obligor to perform its obligations contemplated thereunder.

6.	Legal Opinions:
(a)	A legal opinion of Nabarro Nathanson, English law counsel to the Borrower, as to matters of English law in form and substance satisfactory to the Facility Agent.

(b)	A legal opinion of Baker & McKenzie, Swiss legal counsel to the Borrower as to matters of Swiss law in form and substance satisfactory to the Facility Agent.

(c)	A legal opinion of Wilson Sonsini Goodrich & Rosati, US law counsel to the Borrower, as to matters of applicable U.S. state and federal law in form and substance satisfactory to the Facility Agent.

(d)	A legal opinion of Johnson, Stokes & Master, Hong Kong counsel to the Finance Parties, as to matters of Hong Kong law in form and substance satisfactory to the Facility Agent.
7.	Structure:

The Group Structure Chart (showing all members of the Group).

8.	Miscellaneous:
(a)	Evidence that the fees, costs and expenses required to be paid by the Obligors pursuant to Clause 11 (Commissions and Fees), Clause 30.1 (Transaction Expenses) (including all fees, costs and expenses of the field examiners) and Clause 13.3 (Stamp Tax) are being or have been paid or will be paid on or before the Signing Date.

(b)	Evidence satisfactory to the Facility Agent that the Borrower has such insurance in place as is appropriate for its business and to comply with Clause 19.4 (Insurance).

(c)	Evidence that the process agent referred to in Clause 40.2 (Service of Process) has accepted its appointment.

(d)	Evidence satisfactory to the Facility Agent that each Lender has carried out and is satisfied it has complied with all necessary “Know Your Customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
9.	No Litigation:

There shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that (in the Facility Agent’s judgment (acting reasonably)) could reasonably be expected to materially and adversely affect this Agreement or the transactions contemplated thereby.

10.	US Parent

Good standing certificate for the US Parent in respect of its state of organisation, including a “long form” good standing certificate as at a date prior to the Signing Date acceptable to the Facility Agent.

11.	Borrowing Base Certificate

A Borrowing Base Certificate in respect of the Borrower prepared as of the last day of February 2006 reflecting the level of Eligible Receivables for the month then ending, verified by the Facility Agent’s field examiners.

12.	Financial Information/Diligence

Completed due diligence in respect of the Obligors including a completed appraisal from the Facility Agent’s field examiners addressed to the Facility Agent in respect of the Receivables of the Borrower, in form and substance satisfactory to the Facility Agent, together with any further information required by such field examiners.

13.	Minimum Available Cash

Evidence in form and substance satisfactory to the Facility Agent that the US Parent is in compliance with Clause 19.14 (Minimum Available Cash).

Part IB
Conditions precedent to the Initial Funding Date
1.	Cash Management
(a)	Evidence satisfactory to the Facility Agent that arrangements have been made with each Third Party Account Bank to implement any automatic (or manual, as applicable) cash sweep arrangements required in respect of Existing Collection Accounts under Clause 19.11 (Cash Management).

(b)	Executed notices and acknowledgements from account banks in connection with the Security Documents listed at paragraph 2(c)(iv) and (v) of Part IA of Schedule 2 or other documents acceptable to the Facility Agent sufficient to establish full cash dominion in respect of the accounts of the Borrower and cash management systems acceptable to the Facility Agent.
2.	Insurance Endorsement

Evidence of the endorsing of the Borrower’s insurance policies in accordance with Clause 19.4(b) (Insurance).

3.	Utilisation
(a)	A schedule detailing the wire instructions in respect of the proposed movement of funds or other Utilisation on the Initial Funding Date.

(b)	A Utilisation Request for the initial Utilisation.

SCHEDULE 3
REQUESTS
PART I
FORM OF UTILISATION REQUEST – LIBOR LOANS

From:	[Borrower]

To:	[Facility Agent]
Dated:
Dear Sirs
1.	We refer to the facilities agreement (the “Facility Agreement”) dated [•] 2006 and made, inter alios, between Atmel Corporation as parent, Banc of America Securities LLC as the Arranger, the lenders listed therein, and Bank of America, N.A. as the Facility Agent and Security Agent.

2.	This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request. This Utilisation Request is a Finance Document.

3.	We hereby give you notice that, pursuant to the Facility Agreement we wish to borrow the following LIBOR Loan upon the terms and subject to the conditions contained therein:
(a)	Amount: $[•] or, if less, the Available Facility

(b)	Proposed Utilisation Date: [•] (or, if that is not a Business Day, the next Business Day); and

(c)	Interest Period: [•].
4.	We confirm that each condition specified in Clause 3 (Conditions Precedent) of the Facility is satisfied on the date of this Utilisation Request.

5.	The proceeds of this Utilisation should be credited to [insert account details].

6.	This Utilisation Request is irrevocable.
Yours faithfully

Authorised Signatory for
[Name of Borrower]

PART II
FORM OF UTILISATION REQUEST — REFERENCE RATE LOANS

From:	[Borrower]

To:	[Facility Agent]
Dated:
Dear Sirs
1.	We refer to the facilities agreement (the “Facility Agreement”) dated [•] 2006 and made, inter alios, between Atmel Corporation as the parent, Banc of America Securities LLC as the Arranger, the lenders listed therein, and Bank of America, N.A. as the Facility Agent and Security Agent.

2.	This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request. This Utilisation Request is a Finance Document.

3.	We hereby give you notice that, pursuant to the Facility Agreement we wish to borrow the following Reference Rate Loan upon the terms and subject to the conditions contained therein:
(a)	Amount: $[•] or, if less, the Available Facility; and

(b)	Proposed Utilisation Date: [•] (or, if that is not a Business Day, the next Business Day).
4.	We confirm that each condition specified in Clause 3 (Conditions Precedent) of the Facility is satisfied on the date of this Utilisation Request.

5.	The proceeds of this Utilisation should be credited to [insert account details].

6.	This Utilisation Request is irrevocable.
Yours faithfully

Authorised Signatory for
[Name of Borrower]

SCHEDULE 4
MANDATORY COST FORMULAE
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:
(a)	in relation to a sterling Loan:
AB + C(B–D) + E x 0.01 % per annum
100 – (A+C)
(b)	in relation to a Loan in any currency other than sterling:
E x 0.01 % per annum

300
Where on the day of application of the formula:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the applicable Margin and the Mandatory Cost and, if the relevant Loan is an Overdue Amount, the additional rate of interest specified in Clause 10.3 (Default Interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate the Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Lenders to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fee Rules but taking into account any applicable discount rate);

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Service Authority (calculated for this purpose by that Reference Lender as being the average of the Fee Tariffs applicable to that Reference Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Lender.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Costs Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Facility Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Lender for the purposes of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraph 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Costs Rate for each Lender based on the information provided by each Lender and each Reference Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Facility Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE
To: [               ]
TRANSFER CERTIFICATE
This Transfer Certificate relates to the facilities agreement (as from time to time amended, varied, novated or supplemented, the “Facility Agreement”) dated [•] 2006 between, inter alios, Atmel Corporation as the parent and Banc of America LLC as the Arranger, the lenders listed therein, and Bank of America, N.A., as the Facility Agent and Security Agent.
1.	Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Lender, Transferee, Lender’s Participation and Amount Transferred are defined in the Schedule hereto.

2.	The Lender confirms that the Lender’s Participation is an accurate summary of its participation in the Facility Agreement and requests the Transferee to accept and procure the transfer to the Transferee of a percentage of the Lender’s Participation (equal to the percentage that the Amount Transferred is of the aggregate of the component amounts (as set out in the Schedule hereto) of the Lender’s Participation) by countersigning and delivering this Transfer Certificate to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Facility Agreement.

3.	The Transferee hereby requests the Facility Agent to accept this Transfer Certificate as being delivered to the Facility Agent pursuant to and for the purposes of Clause 24.4 (Transfers by Lenders) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.	The Transferee confirms that on the date on which it becomes a party to the Facility Agreement, it is a bank or financial institution or a trust, fund or other entity engaged for the purpose of making, purchasing or investing in loans, securities or other financial assets and confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor or any other party to the Facility Agreement.

5.	The Transferee hereby undertakes with the Lender and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6.	The Transferee hereby expressly consents to all declarations of the Security Agent made on behalf and in the name of the Transferee in any of the Security Documents and acknowledges that it is aware of the contents of such documents.

7.	The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8.	The Lender hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Lender to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non performance by any Obligor or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in sub-clause (a) or (b) above.

9.	This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.
THE SCHEDULE

Lender:

Transferee:

Transfer Date:

Lender’s Participation:

Lender’s Available Commitments:*

Lender’s Portion of the Utilisations:

Amount Transferred:

[Transferor Lender]	[Transferee]

By:	By:

Date:	Date:

Administrative Details of Transferee

Address:

Contact Name:

Account for Payments:

Fax:

Telephone:

SCHEDULE 6
FORM OF ACCESSION AGREEMENT
THIS ACCESSION AGREEMENT is dated [insert date]
BETWEEN:
(1)	[insert name] (registered number [insert number]) (the “[New Hedging Bank]”); and

(2)	[insert name] in its capacity as Facility Agent under the Facility Agreement.
WHEREAS:
(A)	This Agreement is entered into in connection with a facilities agreement (the “Facility Agreement”) dated [•] 2006 and made between, inter alios, Atmel SARL as the Borrower, Bank of America, N.A., as the Original Lender and Bank of America, N.A., as the Facility Agent and Security Agent.

(B)	This agreement has been entered into to record the admission of the [New Hedging Bank] as a [Hedging Bank] under the Facility Agreement.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1	Definitions
Terms defined in the Facility Agreement shall have the same meaning when used in this Accession Agreement.
2	Admission of [New Hedging Bank]
(a)	The [New Hedging Bank] agrees to become a [Hedging Bank] under the Facility Agreement and agrees to be bound by the terms of the Facility Agreement as if it had been named as a [Hedging Bank] thereunder.

(b)	[The [New Hedging Bank] hereby confirms the appointment of the [Facility Agent] as its Agent for the purposes specified in and on the terms set out in the Facility Agreement.]

(c)	The [New Hedging Bank] confirms that its address details for notices under the Facility Agreement are as follows:

(d)	By their signature below the parties to this Accession Agreement (other than the [New Hedging Bank]) confirm their acceptance of the [New Hedging Bank] as a [Hedging Bank] for all purposes of the Facility Agreement.

(e)	By its signature below, the Borrower confirms the agreement of each of the existing Obligors to the accession of the [New Hedging Bank] to the Facility Agreement on the terms set out herein under the Finance Documents.
3	Governing Law and Submission to Jurisdiction

The provisions of Clauses 39 (Governing Law) and 40 (Jurisdiction) of the Facility Agreement shall apply to this Accession Agreement mutatis mutandis as though set out in full herein.

4	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
IN WITNESS whereof the parties have caused this Accession Agreement to be duly executed on the date first written above.
[                 ]
by:
Address:
[                 ]
by:
Address:
[                 ]
by:
Address:

SCHEDULE 7
FORM OF COMPLIANCE CERTIFICATE

To:	[•] as Facility Agent

Date:	[ ]
Dear Sirs,
1.	We refer to the facilities agreement (as from time to time amended, varied or supplemented, the “Facility Agreement”) dated [•] 2006 whereby loan and revolving credit facilities was made available to, amongst others, [•] by a group of lenders on whose behalf [•] acted as Facility Agent in connection therewith.

2.	Terms defined in the Facility Agreement shall bear the same meaning herein.

3.	We confirm that:

[Insert details of each of the financial covenants in Clause 21 (Financial Covenants) to be certified, in each case such calculations to be in reasonable detail]

4.	[We confirm that no Default was continuing unremedied or unwaived on [specify year end or quarter end date to which certificate relates] [other than [ ]]*.]

5.	[We confirm that the Representations and Warranties set forth in paragraph (b) of Clause 17.2 (Repetition) were true and correct on [specify year end or quarter end date to which certificate relates] [other than [ ]]*.]

6.	[In the case of annual audited Financial Statements following a change in Approved Accounting Principles, the accounting practices or reference periods and the Borrower’s Auditors pursuant to paragraph (c)(ii) of Clause 18.6 (Accounting Standards), insert:
(a)	a description of any change necessary for the Financial Statements to reflect the Approved Accounting Principles, accounting practices and reference periods upon which the Projections were, or, as the case may be, the Base Financial Statements were, prepared; and

(b)	sufficient information to enable the Lenders to determine whether the undertakings set forth in Clause 21 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those Financial Statements and the Projections.]*

Signed:	Signed:
Director	Director
of	of
[___]	[___]

and/or

for and on behalf of
[name of Auditors]

*	Only to be given by the US Parent, not the Auditors.

SCHEDULE 8
FORM OF FORMALITIES CERTIFICATE
[Insert name of Company]
(the “Obligor”)
Facility Agreement dated [•] 2006
(the “Facility Agreement”)
To: Bank of America, N.A., as the Facility Agent under the Facility Agreement.
I [•] being a [director] [corporate officer] of the Obligor and being duly authorised by the board of directors or other governing body of the Obligor to deliver this certificate hereby make the following certifications and confirmations. Terms defined in the Facility Agreement shall bear the same meaning when used herein.
1.	Constitutional Documents

Attached hereto marked A are true, complete and up-to-date copies of:
(a)	the certificate of incorporation of the Obligor as amended to date;

(b)	all certificates of incorporation on change of name of the Obligor (if any); and

(c)	the constitutional documents of the Obligor consisting of [•].
2.	Extract Board Resolutions
Attached hereto marked B is a true and complete extract from the minutes of a meeting of the board of directors or other governing body of the Obligor duly convened and held (during which a quorum was present throughout) recording resolutions passed at such meeting or duly adopted by unanimous written consent as permitted by applicable law and the organisational documents of the Obligor (which resolutions are in full force and effect and have not been rescinded or varied) and which:
(a)	approve the terms of the Finance Documents to which it is a party and all transactions contemplated thereby and resolving that it execute, deliver and perform its obligations under the Finance Documents to which it is a party;

(b)	authorise a specified person or persons to execute the Finance Documents to which the Obligor is a party on its behalf; and

(c)	authorise a specified person or persons, on behalf of the Obligor, to sign and/or despatch all documents and notices (including, if relevant any Utilisation Request) to be signed and/or despatched by the Obligor under or in connection with the Finance Documents to which it is a party.
3.	[Shareholder Resolutions

Attached hereto marked C is a true and complete copy of a resolution of all the shareholders of the Borrower unanimously passed authorising and directing the execution and performance by the Borrower of the Finance Documents to which it is a party.]

4.	Authorised Signatories

The following signatures are the specimen signatures of the person or persons authorised by the resolution of the board of directors of the Obligor referred to in paragraph 2 above, and who have signed such documents:

Name	Position	Signature

5.	No Breach of Borrowings Limit

I have examined the terms of the Finance Documents, all shareholder agreements, the Memorandum and Articles of Association and all other relevant constitutional documents of the Obligor and I confirm that entry into the Finance Documents and borrowing, securing or guaranteeing, as appropriate, the Total Commitments, taking into account the terms of any other Indebtedness of the Obligor and any other document binding on the Obligor:
(a)	will be within the corporate powers of the Obligor; and

(b)	does not or will not cause to be exceeded any borrowing, securing, guaranteeing or similar limit or restriction on any of the powers of the Obligor or the right or ability of the directors of the Obligor to exercise such powers.
6.	Encumbrances

I hereby certify that the Eligible Receivables are not subject to any Encumbrances other than Encumbrances in favour of the Finance Parties.

7.	Accuracy of Documents

Each copy document relating to the Obligor specified in Part I (Conditions Precedent Documents for the Signing Date) of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended, superseded or suspended as of the date hereof.

8.	Authorisations

A copy, certified a true and up-to-date copy by or on behalf of the Obligor, of each such authorisation, approval, resolution, licence, exemption, declaration, notarisation, registration, consent or filing or other document, opinion or assurance that is necessary, appropriate or desirable to render each Finance Document to which the Obligor is or is to be a party legal, valid, binding and enforceable and admissible in evidence in the Obligor’s jurisdiction of incorporation or organisation and to enable the Obligor to perform its obligations contemplated thereunder.

9.	Solvency

Solely in our capacity as directors, we certify on behalf of the Obligor that, having made all reasonable enquiries, as of the date hereof and upon giving effect to the transactions contemplated by the Finance Documents and the financing to be provided thereunder:

     [For Swiss Obligor]
(a)	the Obligor is solvent and is paying and able to pay its debts as they fall due and will not become unable to do so in consequence of the execution by it of the Facility Agreement or any other Finance Document to which it is expressed to be a party and the performance by it of the transactions envisaged hereby and thereby; and
(b)	The Obligor is not in a situation of loss of capital or over indebtedness within the meaning of article 817 and article 725 of the Swiss Code of Obligations.

(c)	the Obligor has not taken any corporate action, nor have any other steps been taken or legal proceedings been started or, to the best of its knowledge or belief, threatened against it, for its winding up, dissolution, arrangement, reconstruction or reorganisation or for the appointment of a liquidator, receiver, manager, administrator, administrative receiver, any judicial manager or similar officer of it or of any of its assets or revenues.
     [For US Obligor]
(a)	the Obligor is solvent, the fair value of the assets of the Obligor exceeds its debts and liabilities, subordinated, contingent or otherwise, the present fair saleable value of the property of the Obligor is greater than the amount that will be required to pay the probably liability on its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, the Obligor is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, it does not have unreasonably small capital with which to conduct its business as now conducted and proposed to be conducted, and none of the foregoing shall become untrue as a consequence of the execution by it of the Facility Agreement or any other Finance Document to which it is expressed to be a party and the performance by it of the transactions envisaged hereby and thereby;

(b)	the Obligor has not taken any corporate action, nor have any other steps been taken or legal proceedings been started or, to the best of its knowledge or belief, threatened against it, for a proceeding under any US Bankruptcy Law or for its winding up, dissolution, arrangement, reconstruction or reorganisation or for the appointment of a trustee, liquidator, custodian, monitor, receiver, manager, administrator, administrative receiver or similar officer of it or of any of its assets or revenues.
10.	No Litigation

I hereby certify that there exists no action, suit, investigation, litigation or proceeding pending or threatened in any court of before any arbitrator or Governmental Authority that could reasonably be expected to materially and adversely affect the Facility Agreement or the transactions contemplated thereby.
Signed:

DIRECTOR

Date:

SCHEDULE 9
FORM OF BORROWING BASE CERTIFICATE
BORROWING BASE CERTIFICATE
Borrower: Atmel SARL
Commitment Amount: $165,000,000

RECEIVABLES

1. Beginning Balance –		$
Account Receivables Book Value as of

2. Plus: Sales as of		$

3. Less: Credits as of	$

4. Less: Gross Collections	$

5. +/- Adjustments	$

6. Ending Balance –		$
TOTAL ACCOUNTS RECEIVABLE

RECEIVABLE DEDUCTIONS (without duplications)

7. Amounts over 120 days from invoice date	$

8. Amounts over 60 days from due date	$

9. Concentration Limits	$

10. Receivables not governed by Approved Governing Laws	$

11. Ineligible Receivables owed by Account Debtors located outside Eligible Jurisdictions[1]	$

12. Governmental Accounts	$

13. Contra Accounts	$

14. Other (please explain on reverse)	$

15. Other (please explain on reverse)	$

16. TOTAL RECEIVABLE DEDUCTIONS	$

17. TOTAL ELIGIBLE RECEIVABLES	$
(#6 minus #16)

18. LOAN VALUE OF RECEIVABLES	$
(85% OF #17)

BALANCES

19. Maximum Credit	$

20. Reserve	$

21. Collections Reserve	$[20,000,000]

[10,000,000] [0]
22. TOTAL FUNDS AVAILABLE	$
(Lesser of #18 or #19, Minus #20, Minus #21)

23. Present balance owing on Line of Credit	$

24. NET AVAILABILITY	$
(#22 minus #23)

[1]  Eligible Receivables owed by Account Debtors located outside Eligible Jurisdictions are subject to a cap equal to the lesser of US$11,750,000 or 20% of the total aggregate amount of Eligible Receivables; calculation of ineligibles reported in 11. to be as follows:

1A.	Receivables owed by Account Debtors located outside Eligible Jurisdictions	$

2A.	Lesser of US$11,750,000 or 20% of the total aggregate amount of Eligible Receivables.	$

3A.	Ineligible Receivables owed by Account Debtors located outside Eligible Jurisdictions (#1A minus #2A ;$0 if 2A > 1A)	$
ATMEL SARL
By:
Authorised Signer

SCHEDULE 10
TIMETABLES
LOANS
     “D- ” refers to the number of Business Days before the relevant Utilisation Date

"D- " refers to the number of Business Days
before the relevant Utilisation Date	Loans in US $

Delivery of a duly completed Utilisation Request (Clause 4.1	D-3
(Utilisation Conditions to LIBOR Loans))	9.30am

Facility Agent notifies the Lenders of the Utilisation in accordance	D-3
with Clause 4.3 (Participation of Lenders)	noon

Delivery of a duly completed Utilisation Request (Clause 5.1	D-2
(Utilisation Conditions to Reference Rate Loans))	9.30am

Facility Agent notifies the Lenders of the Utilisation in accordance	D-2
with Clause 5.3 (Participation of Lenders)	noon

LIBOR is fixed	Quotation Day as of 11:00 a.m.
(London time) in respect of LIBOR

SIGNATORIES

The Borrower

ATMEL SARL

By:	/s/ J. Michael Ross

Address: Atmel Sarl
Rte des Arsenaux 41
P.O. Box 80
CH-1705 Fribourg
Switzerland

Attention:	Graham Turner, Managing Director (with a copy to Mike Ross at Atmel Corporation)

Tel:	+11-41-26-426-5503
Fax:	+11-41-26-426-5500

The Guarantors

ATMEL CORPORATION

By:	/s/ J. Michael Ross

Address:	Atmel Corporation 2325 Orchard Parkway San Jose, CA 95131

Attention:	Mike Ross, Vice President and General Counsel
Tel:	+1 (408) 436-4229
Fax:	+1 (408) 436-4111

ATMEL SWITZERLAND SARL

By:	/s/ J. Michael Ross

Address:	Atmel Switzerland Sarl Rte des Arsenaux 41 P.O. Box 80 CH-1705 Fribourg Switzerland

Attention:	Graham Turner, Managing Director (with a copy to Mike Ross at Atmel Corporation)

Tel: Fax:	+11-41-26-426-5503 +11-41-26-426-5500

The Original Lenders

BANK OF AMERICA, N.A.

By:	/s/ Justin Van Ast

Address:	Bank of America, N.A. 5 Canada Square London E14 5AQ

Attention:	Justin van Ast Client Manager
Fax:	+44 (0) 20 7174 6427

GMAC COMMERCIAL FINANCE PLC

By:	/s/ Mark Mckee

Address:	GMAC Commercial Finance plc Sovereign House, Church St. Brighton BN1 1SS

Attention:	Yvonne Stewart Senior Client Accounting Executive

Fax:	+44 (0) 1273 864 579

LLOYDS TSB COMMERCIAL FINANCE LIMITED

By:	/s/ Paul Herrington

Address:	Lloyds TSB Commercial Finance Limited Boston House, The Little Green Richmond, Surrey TW9 1QE

Attention:	Paul Herrington, Global Sales Director Jonathan Fenton-Jones, Client Manager

Fax:	+44 (0) 20 8332 7761

LANDSBANKI ISLANDS HF

By:	/s/ David Morris

Address:	Landsbanki Commercial Finance
Beaufort House,
15 St. Botolph Street
London
EC3A 7QR

Attention:	David Morris Joint Managing Director

Fax:	+44 (0) 20 7866 5101

GE LEVERAGED LOANS LIMITED

By:	/s/ Authorized Signatory

Address:	GE Leveraged Loans Limited Enterprise House, Bancroft Road, Reigate RH2 7RT

Attention:	Gary Brownleader

Fax:	+44 (0) 1737 841354

The Facility Agent

BANK OF AMERICA, N.A.

By:	/s/ Justin Van Ast

Address:	Bank of America, N.A.
5 Canada Square
London
E14 5AQ

Attention:	Justin van Ast
Client Manager

Fax:	+44(0) 20 7174 6427

The Security Agent

BANK OF AMERICA, N.A.

By:	/s/ Justin Van Ast

Address:	Bank of America, N.A.
5 Canada Square
London
E14 5AQ

Attention:	Justin van Ast
Client Manager

Fax:	+44(0) 20 7174 6427

The Arranger

BANC OF AMERICA SECURITIES LLC

By:	/s/ James B. Mascott